Exhibit 10.1

FORM OF REAL PROPERTY ASSET PURCHASE AGREEMENT

BY AND AMONG

ERNEST HEALTH, INC.,

as “Ernest Health”

AND

THE ENTITIES LISTED ON SCHEDULE 1 ATTACHED HERETO,

collectively as the “EHI Subsidiaries”

AND

THE ENTITIES LISTED ON SCHEDULE 1 ATTACHED HERETO,

collectively as the “MPT Parties”

AND

FFC PARTNERS II, L.P., FFC EXECUTIVE PARTNERS II, L.P.,

FFC PARTNERS III, L.P., and FFC EXECUTIVE PARTNERS III, L.P.,

(for the limited purposes described herein)

As of January 31, 2012

1

REAL PROPERTY ASSET PURCHASE AGREEMENT

THIS REAL PROPERTY ASSET PURCHASE AGREEMENT (“Agreement”) made and entered into as of January 31, 2012 (the “Effective Date”), by and among ERNEST HEALTH, INC., a Delaware corporation (“Ernest Health”), the entities listed on Schedule 1 hereto under the heading “Sellers” (individually and collectively as the context may require, the “Sellers”) and the entities listed on Schedule 1 hereto under the heading “Borrowers” (individually and collectively as the context may require, the “Borrowers” and together with the Sellers and the Co-Located Operators (as hereinafter defined), the “EHI Subsidiaries”), and the entities listed on Schedule 1 hereto under the heading “Buyers - MPT Real Estate Owners” (individually and collectively as the context may require, the “Buyers”) and the entities listed on Schedule 1 hereto under the heading “Lenders - MPT Real Estate Lenders” (individually and collectively as the context may require, the “Lenders” and together with the Buyer, the “MPT Parties”), and FFC PARTNERS II, L.P., FFC EXECUTIVE PARTNERS II, L.P., FFC PARTNERS III, L.P., and FFC EXECUTIVE PARTNERS III, L.P., each a Delaware limited partnership, and solely for the express purposes provided for in Section 9.13(b) herein and for no other purpose (the “FFC Funds”). Ernest Health, the EHI Subsidiaries, the FFC Funds, and the MPT Parties are herein sometimes collectively referred to as the “Parties.” An index of defined terms used in this Agreement is attached as Annex A hereto.

RECITALS

WHEREAS, the Sellers and the Borrowers collectively (i) own twelve (12) separate tracts of land in Arizona, Colorado, Idaho, Montana, New Mexico, South Carolina, Texas and Utah (including certain undeveloped land located in Provo, Utah), all being more particularly described on Exhibit A-1 attached hereto, including all hereditaments, easements, rights of way and other appurtenances related thereto (the “Owned Land”), and all Improvements located thereon (the Owned Land and such Improvements located thereon are sometimes collectively referred to herein as the “Owned Real Property” and each, an “Owned Property”), and (ii) lease an approximately 6.09 acre tract of land in Casper, Wyoming, being more particularly described on Exhibit A-2 attached hereto, including all herediments, easements, rights of way and other appurtenances related thereto (the “Wyoming Leased Land,” and together with the Owned Land, the “Land”), and all Improvements located thereon (the Wyoming Leased Land and the Improvements located thereon are sometimes referred to herein as the “Ground Leased Real Property,” and together with the Owned Real Property, the “Real Property”);

WHEREAS, the Sellers and the Borrowers collectively operate (A) a portfolio of thirteen (13) community-based acute rehabilitation and long-term acute care facilities in Arizona, Colorado, Idaho, Montana, New Mexico, South Carolina, Texas and Utah located on the Owned Real Property (each such facility shall be individually referred to as an “Owned Facility” and collectively, the “Owned Facilities”), and (B) a community-based acute rehabilitation facility located on the Ground Leased Real Property in Casper, Wyoming (the “Wyoming Facility”, and together with the Owned Facilities, the “Facilities”),

WHEREAS, certain of the Sellers and the Borrowers lease a portion of their Owned Facilities to those certain operators referenced in Section 4.5 hereto;

WHEREAS, concurrently herewith, Ernest Health Holdings, LLC, a Delaware limited liability company (the “JV Entity”), Ernest Health Acquisition Sub, Inc., a Delaware corporation (“MergerCo”), MPT Aztec Opco, LLC, a Delaware limited liability company, (the “MPT TRS Entity”) (solely for the limited purposes described therein), Ernest Health, and the FFC Funds (solely for the limited purposes described therein), have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, subject to satisfaction of the terms and conditions set forth herein and in the Merger Agreement, each Seller hereby agrees to sell to the applicable Buyer and each Buyer hereby agrees to purchase from the applicable Seller, the applicable Acquired Assets (as defined below) owned by such Seller, as set forth on Schedule 1A (collectively, the “Sales”).

WHEREAS, in connection with the closing of the transactions contemplated hereby: (i) the Buyers, as landlords, and the MPT TRS Entity Subsidiaries, as tenants, shall enter into a real property Lease Agreement in substantially the form attached hereto as Exhibit B (the “Real Property Master Lease Agreement”), and contemporaneously therewith (ii) the MPT TRS Entity Subsidiaries, as sublandlords, and the Sellers and certain other entities, as subtenants, shall enter into a real property Sublease Agreement in substantially the form attached hereto as Exhibit C (the “Real Property Master Sublease Agreement”) (collectively, the “Leasing Documents”); and

WHEREAS, concurrently with the effective time of the Merger, the Lenders and the Borrowers shall enter into that certain Real Estate Loan Agreement in substantially the form attached hereto as Exhibit D (as the same may be amended, modified or restated, the “Real Estate Loan Agreement”), together with the mortgages and/or deeds of trust, the promissory note, and the other documents and instruments contemplated therein (collectively, with the Real Estate Loan Agreement, the “Real Estate Loan Documents”), and pursuant to which the Borrowers shall obtain a first mortgage loan from the Lenders, and the Lenders shall make a first mortgage loan to the Borrowers, in the aggregate amounts set forth on Schedule 1A (collectively, the “Real Estate Loans”).

WHEREAS, subject to satisfaction of the terms and conditions set forth herein, the consummation of the Sales and the making of the Real Estate Loans (and the payment of the aggregate Purchase Price and the advancing of the aggregate Real Estate Loan Amounts (each as hereafter defined) will occur simultaneously (collectively, the “Transactions”) and prior, in all events, to the Merger.

WHEREAS, concurrently with the consummation of the Transactions, Ernest Health and the EHI Subsidiaries (collectively, the “Ernest Health Parties”) shall cause those certain revolving credit and term loan facilities to Ernest Health and to Elkhorn Valley Rehabilitation Hospital, LLC (“Elkhorn LLC”) (collectively, the “CIT Loan”) in the existing maximum aggregate principal amount of $215,000,000, which CIT Loan is evidenced, inter alia, by (i) that certain Credit and Guaranty Agreement dated as of May 13, 2011 by and between Ernest Health, as borrower, CIT Healthcare LLC, as administrative agent, and the other parties thereto, (ii) that certain Second Lien Credit and Guaranty Agreement dated as of May 13, 2011 by and between

Ernest Health, as borrower, Fifth Street Finance Corp., as administrative agent, and the other parties thereto, and (iii) that certain Intercompany Note and Loan Agreement dated May 13, 2011 between Elkhorn LLC, as borrower, and Parent, as lender, and all other Indebtedness secured by the assets and properties of any of the Ernest Health Parties to be repaid and satisfied in full, and shall, in connection therewith, obtain the release or other discharge of all mortgage and other liens on the Properties (as defined below); provided that the Ernest Health Parties and Elkhorn LLC shall have the right to use the proceeds of the Transaction to repay the CIT Loan and other Indebtedness as contemplated herein.

AGREEMENT

NOW, THEREFORE, in consideration of the respective agreements and commitments set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, it is hereby agreed by and among the Parties as follows:

1. BASIC TRANSACTION.

1.1 Sale and Purchase and Financing of Assets. On and subject to satisfaction of the terms and conditions of this Agreement, (i) each Seller hereby agrees to sell, assign, convey, transfer and deliver to the applicable Buyer and each Buyer hereby agrees to purchase and otherwise acquire from such Seller, all of such Seller’s right, title and interest in and to the Acquired Assets for the amounts set forth on Schedule 1A and (ii) each Borrower agrees to obtain a first mortgage loan from the Lenders and the Lenders agree to make a first mortgage loan to the applicable Borrowers, each in the amounts set forth on Schedule 1A, and in accordance with the terms of the Real Estate Loan Documents. Except as otherwise expressly provided to the contrary herein, the Ernest Health Parties’ obligations and liabilities under this Agreement shall be joint and several and the MPT Parties’ obligations and liabilities under this Agreement shall be joint and several.

The terms “Acquired Assets” and “Financed Assets” shall mean, with respect to each Seller and/or Borrower, individually and as applicable, all of such Seller’s and/or Borrower’s right, title and interest in and to the following:

(a) All Real Property;

(b) That certain Ground Lease, dated as of December 4, 2007 by and between Natrona County, Wyoming, as landlord, and Elkhorn Valley Rehabilitation Hospital, LLC, as tenant, as amended, modified or restated from time to time (the “Ground Lease”);

(c) To the extent assignable, all intangible property relating exclusively to the Real Property, including, but not limited to, zoning rights, Company Permits and Licenses (other than those relating to the operation of the Facilities, including, without limitation, hospital licenses and Medicare and Medicaid provider agreements, which are specifically excluded) and indemnification or similar rights and all Warranties affecting or inuring to the benefit of the Real Property or the owner thereof (including, without limitation, any indemnification or similar rights and Warranties related to the Real Property);

(d) All site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, inspection reports, engineering and environmental plans and studies, title reports, floor plans, landscape plans and other plans relating to the Real Property; and

(e) All causes of action, claims and rights in Litigation (or which could result in Litigation against any party) pertaining or relating to the Real Property (including, without limitation, any causes of action, claims or rights in Litigation or other rights related to or arising under any purchase contracts respecting the Real Property)

1.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, including Section 1.1 above, each of the Ernest Health Parties, as applicable, shall retain all of its right, title and interest in and to and shall have no obligation to (and shall not be deemed to) sell, assign, convey, transfer, mortgage, pledge, hypothecate or otherwise deliver to Buyers and/or Lenders, as applicable, any or all of its assets and properties other than the Acquired Assets and the Financed Assets (collectively, the “Excluded Assets”), which Excluded Assets shall include, without limitation the following:

(a) All cash, funds, accounts receivables, securities and investments of any of the Ernest Health Parties;

(b) Loan receivables related to obligations of an Affiliate of any of the Ernest Health Parties;

(c) Any casualty, liability or other insurance policies of any of the Ernest Health Parties with respect to the Acquired Assets and/or the Financed Assets (subject to the assignment to any of the applicable MPT Parties of the proceeds of such policies in the event of a casualty pursuant to the provisions hereof and, as applicable, the terms and conditions of the Real Property Master Sublease or Real Estate Loan Agreement);

(d) All personal property of any kind or nature, including without limitation, all inventories, supplies, books and records (other than as expressly specified in Sections 1.1(c), (d), and (e) above);

(e) All Company Permits, Intellectual Property, and Material Contracts (each as defined in the Merger Agreement), healthcare compliance agreements and personal property leases (other than as expressly specified in Sections 1.1(c), (d), and (e) above);

(f) All leases, subleases, commitment letters, letters of intent and other rental agreements, whether written or oral, in effect (either on the date of this agreement or on the Closing Date), if any, that grant or will grant a possessory interest in and to any space in the Real Property or that otherwise assign or convey rights with regard to the Real Property or the Improvements, excluding the related party leases with the Co-located Operators for the Facilities located in Mesquite, Texas and Johnstown, Colorado which are being amended at or prior to Closing (collectively referred to as the “Tenant Leases”); and

(g) All leases of real property where any of the EHI Subsidiaries is the tenant, including any ground leases (collectively, the “Collateral Leases”, and together with the Tenant Leases, the “EHI Subsidiaries’ Leases”), excluding however the Ground Lease with respect to the Wyoming Facility.

1.3 Purchase Price and Real Estate Loan Amount. (i) The aggregate purchase price to be paid by the Buyers to the Sellers for the Acquired Assets (the “Purchase Price”) shall be the sum of (x) TWO HUNDRED MILLION AND 00/100 DOLLARS ($200,000,000) and (y) the Schedule 4.4 Project Expenditure Reimbursement Amount (as defined in Section 4.4) and (ii) the aggregate mortgage loan amounts to be advanced by Lenders to the Borrowers for the Financed Assets (the “Real Estate Loan Amount”) shall be ONE HUNDRED MILLION AND 00/100 DOLLARS ($100,000,000).

1.4 Payment of Purchase Price and Advance of Real Estate Loan Amount.

(a) The Individual Purchase Price (as defined below) for the Acquired Assets relating to each Property and the Ground Lease, as applicable, shall be paid at the Closing in cash by wire transfer or delivery of other immediately available U.S. funds payable to the order of the applicable Seller, or as otherwise directed in writing by Ernest Health.

(b) The Individual Real Estate Loan Amount (as defined below) for the Financed Assets relating to each Property shall be advanced at the Closing in cash by wire transfer or delivery of other immediately available U.S. funds payable to the order of the applicable Borrower, or as otherwise directed in writing by Ernest Health.

The Parties acknowledge that the delivery and disbursement of the foregoing proceeds shall be through the Title Company as described in Section 1.6(a).

1.5 Liabilities of Seller. MPT of Casper, LLC, a Delaware limited liability company, shall assume all obligations and liabilities of Elkhorn Valley Rehabilitation Hospital, LLC, a Delaware limited liability company, under the Ground Lease first arising, accruing or to be performed on or after the Closing Date. The applicable Buyer shall assume from the applicable Seller all obligations and liabilities relating to the Company Permits and Licenses described in Section 1.1(c) herein, subject, however, to Seller’s responsibilities with respect thereto under the Real Property Master Sublease Agreement. Except as set forth in the preceding sentences, and notwithstanding any other provision in this Agreement to the contrary, none of the MPT Parties shall assume or agree to pay, satisfy, discharge or perform, or shall be deemed by virtue of the execution and delivery of this Agreement, the other Transaction Documents, or any other document delivered at the Closing pursuant to this Agreement or the other Transaction Documents, or as a result of the consummation of the transactions contemplated by this Agreement, the other Transaction Documents or such other document, to have assumed, or to have agreed to pay, satisfy, discharge or perform, or shall be liable for, any liability, obligation, contract or Indebtedness of any of the Ernest Health Parties or any other Person, whether primary or secondary, direct or indirect, including, without limitation, any liability or obligation relating to the ownership, use or operation of any of the Acquired Assets, the Financed Assets or the Facilities prior to the Closing, any liability or obligation arising out of or related to any breach, default, tort or similar act committed by any of the Ernest Health Parties or any of their Affiliates, or for any failure of the Ernest Health Parties or any of their Affiliates to perform any covenant or obligation for or during any period prior to the Closing, and any liability arising out of the ownership and operation of the Acquired Assets, the Financed Assets and the Facilities by the Ernest Health Parties or any other Person prior to the Closing (collectively, the “Excluded Liabilities”). The Ernest Health Parties will pay and discharge or cause to be paid and discharged all such Excluded Liabilities in the Ordinary Course of Business. The applicable Buyer will pay and discharge or cause to be paid and discharged all such liabilities and obligations arising out of or related to the activities of such Buyer or any of its Affiliates from and after the Closing with respect to the Acquired Assets only. The terms of this Section 1.5 shall survive the Closing. For the avoidance of doubt, all mortgage loans or other borrowings (including without limitation, the CIT Loan) secured by the applicable Property (other than the mortgage loans to be made by Lenders to Borrowers as contemplated in this Agreement) shall be repaid by the Ernest Health Parties (who shall all have the right to apply proceeds received by any of the EHI Subsidiaries hereunder towards the repayment of such mortgage loans or other borrowings), at or prior to the Closing, and none of the MPT Parties shall assume any obligations of the Ernest Health Parties or any of their Affiliates, as applicable, with respect thereto.

1.6 Closing. The Parties hereby agree that the closing of the transactions contemplated hereby shall be consummated as follows:

(a) The closing of the Transactions hereunder (the “Closing”) shall occur as promptly as practicable (but in no event later than the third (3rd) Business Day) after all of the conditions precedent for closing set forth in this Agreement have been satisfied (other than conditions which by their terms are required to be satisfied at the Closing) or, if permissible, waived by the party entitled to the benefit of the same (the “Closing Date”); provided, that, unless the Parties shall otherwise agree in writing, in no case shall the Closing occur prior to March 1, 2012. The Closing shall be handled through deliveries to the Title Company into escrow with the Title Company receiving and distributing proceeds in accordance with the terms of this Agreement, or in such other manner and at such other place as agreed to by the Parties hereto. Notwithstanding anything to the contrary contained herein, the Closing hereunder shall in all events be consummated immediately prior to the closing of the transactions contemplated under the Merger Agreement.

(b) At Closing, (i) the Ernest Health Parties shall deliver the documents to be delivered by each of them and their Affiliates pursuant to this Agreement, as well as possession of the applicable Acquired Assets, and the applicable MPT Parties shall pay the Individual Purchase Price for the applicable Acquired Assets as provided in this Agreement and deliver the documents required to be delivered by the Buyers and their Affiliates pursuant to this Agreement and (ii) Ernest Health and the Borrowers shall deliver the documents to be delivered by each of them and their Affiliates pursuant to this Agreement and the applicable Lenders shall pay the Individual Real Estate Loan Amount for the applicable Financed Assets as provided in this Agreement and deliver the documents required to be delivered by the Lenders and their Affiliates pursuant to this Agreement.

1.7 Damage or Destruction or Condemnation of Acquired Assets.

(a) If any Acquired Assets are damaged, destroyed or lost and not restored prior to Closing, Seller shall, at the Closing, assign its right to receive insurance proceeds, if any, to the

Buyer and Buyer shall close the purchase of the applicable Acquired Assets subject thereto without any reduction or credit against the applicable Individual Purchase Price. In such event, Seller shall have no further liability or obligation to pay for or repair such damage or to replace any of the applicable Property.

(b) If any Financed Assets are damaged, destroyed or lost and not restored prior to Closing, Borrower shall, at the Closing, assign its right to receive insurance proceeds, if any, to the Lender and Lender shall close the financing of the applicable Financed Assets subject thereto without any reduction or credit against the applicable Individual Mortgage Loan Amount. In such event, Borrower shall have no further liability or obligation to pay for or repair such damage or to replace any of the applicable Property, except only as and to the extent Lender makes funds available to Borrower after the Closing Date for such purpose.

(c) If, prior to the Closing Date, all or any portion of a Property is taken by, or made subject to, condemnation, eminent domain or other governmental acquisition proceedings, then Buyer and Lender shall nonetheless be obligated to close the acquisition and/or financing, as applicable, of the applicable Acquired Assets and/or Financed Assets and (i) the applicable Individual Purchase Price and/or Individual Mortgage Loan Amount shall be reduced (or credited) by an amount equal to any sum actually paid prior to Closing to the applicable Seller and/or Borrower for such governmental acquisition, and (ii) Seller and/or Borrower, as applicable, shall assign, transfer and set over to Buyer and/or Lender, as applicable, all of Seller’s and/or Borrower’s right, title and interest in and to any awards which may in the future be made on account of such governmental acquisition.

1.8 Allocation of Purchase Price; Allocation of Real Estate Loan Amount. The Purchase Price shall be allocated among the Acquired Assets of each Seller as set forth on Schedule 1A attached hereto, which schedule shall be updated to reflect the addition of any such new, wholly-owned subsidiary of Ernest Health as contemplated by the terms of Section 4.4(c). The Purchase Price for the Acquired Assets of each individual Seller set forth on Schedule 1A shall be referred to herein as the “Individual Purchase Price” for the Acquired Assets of such individual Seller. Such allocations shall be binding on the Parties for all purposes. Each Party agrees to report to all appropriate governmental authorities any attendant gain or other Tax item consistent with such allocation. The Real Estate Loan Amount shall be allocated among the Financed Assets of each individual Borrower as set forth on Schedule 1A attached hereto. The Real Estate Loan Amount for the Financed Assets of each individual Borrower set forth on Schedule 1A shall be referred to herein as the “Individual Real Estate Loan Amount” for the Financed Assets of such individual Borrower. Such allocations shall be binding on the Parties for all purposes. Each Party agrees to report to all appropriate governmental authorities any attendant gain or other Tax item consistent with such allocation.

2. REPRESENTATIONS AND WARRANTIES OF THE ERNEST HEALTH PARTIES. The Ernest Health Parties, jointly and severally, hereby represent, warrant and covenant to the MPT Parties as follows:

2.1 Existence; Good Standing; Enforceability.

(a) Ernest Health is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Ernest Health has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as currently conducted. Ernest Health is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction listed on Schedule 2.1(a) and each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not result in a Ernest Health Material Adverse Effect. The copies of Ernest Health’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws (the “By-laws”), each as amended to date and provided by Ernest Health to the MPT Parties, are complete and correct, and no amendments thereto are pending. Ernest Health is in compliance with the Certificate of Incorporation and the Bylaws in all material respects.

Ernest Health has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and, subject to the receipt of the Stockholder Written Consent, to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document to which Ernest Health is a party, the performance by Ernest Health of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Ernest Health Board and no further action, other than the delivery of the Stockholder Written Consent, on the part of Ernest Health or its respective stockholders or equity owners is necessary to authorize the execution and delivery by Ernest Health of this Agreement or such other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which the Company is a party have been (or with respect to certain Transaction Documents to be executed at Closing, will be) duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by each of the other parties hereto and thereto, constitute (or, as applicable with respect to certain Transaction Documents to be executed at Closing, shall constitute) legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms and conditions hereof and thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). Notwithstanding the foregoing, Ernest Health makes no representations or warranties regarding the enforceability of any of the Contracts or other documents identified on Schedule 2.1(b) (collectively, the “Financing Documents”); provided, that, such Financing Documents shall include therein enforceability representations and warranties substantially similar to those provided herein.

2.2 Capitalization. The authorized capital stock of Ernest Health consists of (i) 11,052,913 shares of preferred stock, par value $.01 per share, (A) 3,600,000 of which have been designated Series A Preferred Stock, of which 3,600,000 Series A Preferred Shares are issued and outstanding, (B) 5,952,913 of which have been designated Series B Preferred Stock, of which 5,772,913 Series B Preferred Shares are issued and outstanding and (C) 1,500,000 of which have been designated Series C Preferred Stock, of which 500,000 Series C Preferred Shares are issued and outstanding and (ii) 26,380,346 shares of Common Stock, of which

24,339,096 Common Shares are issued and outstanding, and as of the date hereof such shares of capital stock are held of record by the Persons and in the amounts listed on Schedule 2.2. All of the issued and outstanding shares of capital stock of Ernest Health have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth on Schedule 2.2, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which Ernest Health is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of Ernest Health. Except as set forth on Schedule 2.2, there are no agreements to which Ernest Health is a party with respect to the voting of any shares of capital stock of Ernest Health or which restrict the transfer of any such shares. Except as set forth on Schedule 2.2, there are no outstanding contractual obligations of Ernest Health to repurchase, redeem or otherwise acquire any shares of capital stock, other equity interests or any other securities of Ernest Health.

2.3 EHI Subsidiaries.

(a) All of the Subsidiaries of Ernest Health are set forth in Schedule 2.3(a). Except as set forth in Schedule 2.3(a), Ernest Health owns, directly or indirectly, all of the outstanding shares of capital stock or other equity interest of each of the EHI Subsidiaries, in each case free and clear of all Encumbrances. Except as set forth on Schedule 2.3(a), neither Ernest Health nor any of the EHI Subsidiaries owns, directly or indirectly, any capital stock, equity or other ownership interest in any other Person.

(b) Each of the EHI Subsidiaries is an entity of the type set forth on Schedule 2.3(b), duly incorporated, organized or otherwise formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, operate and lease its properties and to carry on its business as currently conducted. Each such Subsidiary is duly licensed or qualified to do business as a foreign organization under the laws of each jurisdiction listed on Schedule 2.3(b) and each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not result in a Ernest Health Material Adverse Effect. The copies of the organizational and governing documents of each such Subsidiary, in each case as amended to date and delivered to Buyer’s counsel, are complete and correct, and no amendments thereto are pending. Ernest Health and each EHI Subsidiary, as applicable, is in compliance with its respective organizational and governing documents in all material respects.

Except as set forth on Schedule 2.3(c)(i), each of the EHI Subsidiaries has all requisite limited liability, partnership or corporate, as applicable, power and authority to execute and deliver this Agreement and each of the Transaction Document to which it is a party and to perform its obligations hereunder and thereunder. Schedule 2.3(c)(ii) sets forth, for each of the EHI Subsidiaries, such Subsidiary’s managers, members, partners, shareholders and directors and any other Persons exercising similar authority. Following delivery of the Subsidiaries’ Approvals in accordance with this Agreement, the execution and delivery of this Agreement and each of the Transaction Document to which any of the EHI Subsidiaries is party, the performance by the EHI Subsidiaries of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will be as of Closing duly authorized by all necessary action by the managers, members, partners, shareholders, directors, and other Persons exercising similar authority, as applicable, of each of the EHI Subsidiaries and no further action on the part of any of the EHI Subsidiaries shall be necessary to authorize the execution and delivery by any of the EHI Subsidiaries of this Agreement or the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby.

(c) This Agreement and the other Transaction Documents to which any of the EHI Subsidiaries is a party have been (or, in the case of the Co-Located Operators, prior to the Closing, will be, and with respect to certain Transaction Documents to be executed at Closing, will be) duly executed and delivered by each of the EHI Subsidiaries and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by each of the other parties hereto and thereto, constitute (or, as applicable with respect to certain Transaction Documents to be executed prior to or at Closing, shall constitute) legal, valid and binding obligations of the EHI Subsidiaries, enforceable against each of them in accordance with the terms and conditions hereof and thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). Notwithstanding the foregoing, the Ernest Health makes no representations or warranties regarding the enforceability of any of the Financing Documents; provided, that, such Financing Documents shall include therein enforceability representations and warranties substantially similar to those provided herein.

(d) All of the issued and outstanding equity interest of each of the EHI Subsidiaries, as applicable, have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth on Schedule 2.3(d), all of the issued and outstanding equity interests of the EHI Subsidiaries are free and clear of all Encumbrances, and there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which Ernest Health or any of the EHI Subsidiaries is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of any of the EHI Subsidiaries. Except as set forth on Schedule 2.3(d), there are no agreements to which Ernest Health or any of the EHI Subsidiaries is a party with respect to the voting of any shares of capital stock or other equity interest of any of the EHI Subsidiaries or which restrict the transfer of any such shares or equity interests. Except as set forth on Schedule 2.3(d), there are no outstanding contractual obligations of Ernest Health or any of the EHI Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, other equity interests or any other securities of any of the EHI Subsidiaries.

2.4 No Conflict; Consents.

(a) Except as set forth on Schedule 2.4(a), the execution and delivery by each of the Ernest Health Parties of this Agreement and each other Transaction Document to which each of them is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with their respective terms, do not: (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination, amendment, acceleration or cancellation of, or result in the triggering of any payments or the creation of an Encumbrance on any property or asset of Ernest Health or the

EHI Subsidiaries under any Material Contract or Company Permit to which Ernest Health or any of the EHI Subsidiaries is a party or by which Ernest Health’s or any of the EHI Subsidiaries’ assets are bound; (ii) conflict with, or result in any violation of, any provision of the Certificate of Incorporation, By-laws or any other organizational or governing documents of Ernest Health or the EHI Subsidiaries; or (iii) violate or result in a violation of, in any material respect, or constitute a material default under (whether after the giving of notice, lapse of time or both), or result in the triggering of any payments or the creation of an Encumbrance on any material property or asset of Ernest Health or the EHI Subsidiaries under any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to Ernest Health or any of the EHI Subsidiaries.

(b) The execution and delivery by Ernest Health and the EHI Subsidiaries of this Agreement and each other Transaction Document to which any of them is a party, and the consummation by Ernest Health and the EHI Subsidiaries of the transactions contemplated hereby and thereby in accordance with their respective terms, do not require from Ernest Health or the EHI Subsidiaries any notice to, declaration or filing with, or consent or approval of any Governmental Body, except for: (A) the Stockholder Written Consent; and (B) as otherwise set forth on Schedule 2.4(b).

2.5 Financial Statements.

(a) The following financial statements are attached hereto as Schedule 2.5(a) (collectively, the “Financial Statements”):

(i) Audited consolidated balance sheets of Ernest Health and the EHI Subsidiaries as of the fiscal years ending December 31, 2009 and December 31, 2010, and consolidated statements of income and cash flows for each of the years then ended; and

(ii) An unaudited consolidated balance sheet of Ernest Health and the EHI Subsidiaries as of September 30, 2011 (the “Base Balance Sheet”), and unaudited consolidated statements of income and cash flows for the nine (9) month period then ended.

(b) Subject to the absence of footnotes and normal, year-end audit adjustments to any unaudited Financial Statements, which, to the Knowledge of Ernest Health, are not reasonably expected to be material in amount or effect (either individually or in the aggregate), the Financial Statements have been prepared in accordance with GAAP from the books and records of Ernest Health and the EHI Subsidiaries and present fairly in all material respects the consolidated financial condition and results of operation, of Ernest Health and the EHI Subsidiaries as of the dates and for the periods covered thereby.

(c) Since the date of the Base Balance Sheet, except for those liabilities that are fully reflected or reserved against on the Base Balance Sheet, and for liabilities incurred in the Ordinary Course of Business since the date of the Base Balance Sheet (none of which result from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law) or in connection with the transactions contemplated by this Agreement or any other Transaction Document, and except as set forth on Schedule 2.5(c), neither Ernest Health nor any of the EHI Subsidiaries has incurred any material liability or obligation (i) of the type required by GAAP to be reflected or reserved on a balance sheet prepared in accordance with GAAP, or (ii) to the Ernest Health Parties’ Knowledge, incurred any other material liability, whether absolute, accrued, contingent or otherwise, including any future material liability arising out of acts or omissions which have already occurred.

(d) All accounts receivable and other receivables reflected on the Base Balance Sheet, and those arising in the Ordinary Course of Business after the date thereof, are (i) in respect of services or products provided by Ernest Health or the EHI Subsidiaries arising from bona fide transactions in the conduct of the Ordinary Course of Business, (ii) in all material respects true and genuine, represent legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, and (iii) not subject to any defense, counterclaim, refunds or adjustments or right of set off, other than refunds, recoupments, retractions or other adjustments in the Ordinary Course of Business that are reserved in accordance with GAAP by credit balances or bad debt or other reserves on the Base Balance Sheet. No material payment of said receivables is contingent upon performance of any obligations or contract, past or future, and, except as set forth on Schedule 2.5(d), all such receivables are free of all security interests and encumbrances created by Ernest Health, the EHI Subsidiaries, or their respective.

2.6 Operating in Ordinary Course of Business. Except as set forth on Schedule 2.6, from January 1, 2011 to the date of this Agreement, Ernest Health and the EHI Subsidiaries have operated only in the Ordinary Course of Business. Without limiting the generality of the foregoing, from January 1, 2011 to the date of this Agreement, (i) neither Ernest Health nor any of the EHI Subsidiaries has taken any of the actions described in Section 4.1 which would, if taken after the date hereof, require the consent of the MPT Parties, and (ii) there has been no Ernest Health Material Adverse Effect.

2.7 Title to Personal Property; Related Matters.

(a) Schedule 2.7(a) sets forth in reasonable detail a list, as of December 31, 2011 of all material tangible personal properties, assets and equipment owned or used by Ernest Health and the EHI Subsidiaries (the “Personal Property”), in each case, having an initial cost basis per item in excess of $50,000.

(b) Except as set forth on Schedule 2.7(b)(i), Ernest Health and the EHI Subsidiaries have good and marketable title to, a valid leasehold interest in, or a valid license to use, all of the Personal Property, free and clear of all Encumbrances except Permitted Encumbrances. The Personal Property, taken as a whole, is in good operating condition and repair, and is capable of being used for its intended purposes, ordinary wear and tear excepted, and, as of Closing, will be located (i) on the Real Property, (ii) at the Ernest Health principal office, or (iii) at the locations identified on Schedule 2.7(b)(ii).

(c) Schedule 2.7(c) sets forth an accurate and complete list of all leases of Personal Property requiring annual payments by Ernest Health or any of the EHI Subsidiaries in excess of $250,000, if any, used in the operation of the business of Ernest Health and the EHI Subsidiaries (the “Personal Property Leases”). The Ernest Health Parties have delivered to the MPT Parties complete, correct and current copies of all of the Personal Property Leases.

(d) Except as set forth on Schedule 2.7(d), since January 1, 2011, neither Ernest Health nor any of the EHI Subsidiaries has sold, transferred, assigned or disposed of any of the Personal Property or Personal Property Leases other than (i) in the Ordinary Course of Business or (ii) in respect of obsolete or unsalable items.

2.8 Litigation. Except as set forth on Schedule 2.8, as of the date hereof there is no Litigation against, involving or pending or, to the Ernest Health Parties’ Knowledge, threatened, against Ernest Health or any of the EHI Subsidiaries, or any of the directors or officers or (or other Persons exercising similar governance authority on behalf of) Ernest Health or any of the EHI Subsidiaries in their capacity as directors or officers of Ernest Health or any of the EHI Subsidiaries (including, without limitation any suit, action, proceeding or investigation pursuant to Title 11 of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act of 1993, or any other federal, state or local law regulating employment). There is no Litigation pending, or to the Knowledge of the Ernest Health Parties, threatened, that questions the validity of this Agreement, any of the other Transaction Documents to which Ernest Health or any of the EHI Subsidiaries is a party, or any action taken or to be taken by Ernest Health or any of the EHI Subsidiaries in connection with this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby. Neither Ernest Health nor any of the EHI Subsidiaries are subject to any outstanding writ, order, judgment, injunction, decree, rule or order of any Governmental Body or any other Person (including, without limitation, any arbitral tribunal) outstanding against Ernest Health or any of the EHI Subsidiaries, and neither Ernest Health or any of the EHI Subsidiaries is in violation of any term of any judgment, decree, injunction or order outstanding against any of them. The Ernest Health Parties have provided the MPT Parties with true and correct copies of all pleadings, material correspondence and other documentation respecting any such Litigation described in this Section.

2.9 Taxes.

(a) Except as set forth on Schedule 2.9(a), all material Tax Returns required to be filed by or with respect to Ernest Health and the EHI Subsidiaries have been timely filed (taking into account applicable extensions of time to file), and all such Tax Returns are accurate and complete in all material respects.

(b) Except as set forth on Schedule 2.9(b), Ernest Health and the EHI Subsidiaries have paid or caused to be paid all material Taxes due and owing by any of them (whether or not shown on the Tax Returns described in Section 2.9(a)), or have made adequate provision on the books of Ernest Health or the EHI Subsidiaries, as applicable, for all Taxes owed or accrued by Ernest Health and the EHI Subsidiaries.

(c) Except as set forth on Schedule 2.9(c), no U.S. federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending with regard to any Taxes or Tax Returns of Ernest Health or any of the EHI Subsidiaries .

(d) Except as set forth on Schedule 2.9(d), no assessment, deficiency, or other claims for any Taxes of Ernest Health or the EHI Subsidiaries has been proposed, asserted, or assessed in writing by any taxing authority, for which any of the MPT Parties, Ernest Health or the EHI

Subsidiaries may be held liable. Neither Ernest Health nor any of the EHI Subsidiaries has waived any material statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which extension is currently effective.

(e) There are no Encumbrances filed by any Governmental Body for Taxes upon the assets of Ernest Health or the EHI Subsidiaries, except for (i) Encumbrances relating to current Taxes not yet due and payable or (ii) that are being contested in good faith by appropriate proceedings and as to which adequate provision has been made on the books of Ernest Health or the EHI Subsidiaries, as applicable, all of which contests are described in reasonable detail on the attached Schedule 2.9(e).

(f) Except as set forth on Schedule 2.9(f), Ernest Health and the EHI Subsidiaries have withheld and paid all Taxes and other amounts required by law or agreement to be withheld and paid by them in connection with any wages, salaries, or other amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and neither Ernest Health nor any of the EHI Subsidiaries is liable for any material arrearages of any tax or material penalties for failure to comply with the foregoing.

(g) Except as set forth on Schedule 2.9(g), Ernest Health and the EHI Subsidiaries will not be required to include any item of income, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (i) change in accounting method for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) status as a beneficiary of any trust or as a partner or member of any partnership or limited liability company.

(h) Ernest Health and the EHI Subsidiaries have no liability for the Taxes of any Person other than Ernest Health and the EHI Subsidiaries as a transferee or successor by contract or otherwise , and other than pursuant to any commercial Contract entered into in the Ordinary Course of Business that does not primarily relate to Taxes.

(i) Neither Ernest Health nor any of the EHI Subsidiaries is or has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j) Neither Ernest Health nor any of the EHI Subsidiaries are party to any Tax abatement agreements relating to any of its properties or assets.

(k) The representations and warranties set forth in this Section 2.9 shall constitute the only representations and warranties by Ernest Health with respect to Taxes.

2.10 Employee Benefit Plans.

(a) Schedule 2.10(a) sets forth each employee benefit plan within the meaning of Section 3(3) of ERISA that is sponsored or maintained by Ernest Health or any of the EHI Subsidiaries or to which Ernest Health or any of the EHI Subsidiaries contributes or is obligated to contribute (the “Benefit Plans”).

(b) Neither Ernest Health nor any of its ERISA Affiliates sponsors, maintains or contributes to (or is obligated to contribute to) any “employee pension plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA or Section 412 of the Code or any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(c) The Benefit Plans have been administered in all material respects in accordance with the applicable provisions of ERISA and the Code, and Ernest Health and the EHI Subsidiaries are in compliance in all material respects with all other applicable laws and regulations respecting such Benefit Plans.

(d) Except as set forth on Schedule 2.10(d), neither the execution and delivery of this Agreement and the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will result in any “parachute payment” as defined in Section 280G of the Code or (ii) any “change in control” or other payment under any Benefit Plan or employment agreement or non-qualified deferred compensation plan or agreement.

2.11 Labor and Employment Matters.

(a) Schedule 2.11(a) sets forth a list of all employees of Ernest Health and of each of the EHI Subsidiaries who provide, as of the date hereof, services at any of the Facilities (collectively, the “Business Employees”), and specifies which of Ernest Health or the applicable EHI Subsidiaries employs such Business Employees. Except as set forth on Schedule 2.11(a), all of the Business Employees are “at will” employees. Except as set forth on Schedule 2.11(a), neither Ernest Health nor any of the EHI Subsidiaries is a party to any oral (express or implied) or written: (i) employment agreement, or (ii) agreement that contains any severance or termination pay obligations with any Business Employee. The Ernest Health Parties have delivered to the MPT Parties true, correct and current copies (or, if not written, accurate descriptions of the parties and terms) of all such agreements.

(b) Except as set forth on Schedule 2.11(b), Ernest Health and each of the EHI Subsidiaries are currently in compliance with, and during the prior three (3)-year period have complied with, in each case, in all material respects (and none of them has received any written notice of noncompliance with), all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any provisions relating to wages, hours, equal employment, occupational safety and health, workers’ compensation, unemployment insurance, collective bargaining, immigration, affirmative action and the payment and withholding of social security and other taxes.

(c) To the Ernest Health Parties’ Knowledge, as of the date hereof, (i) there are no material audits or investigations pending or scheduled by any Governmental Body pertaining to the employment practices of Ernest Health or any of the EHI Subsidiaries, including but not limited to audits or investigations concerning the payment of wages or overtime in accordance with applicable law or concerning the proper classification of any worker as an independent contractor or consultant; and (ii) no complaints relating to employment practices of Ernest Health or any of the EHI Subsidiaries have been made to any Governmental Body or submitted to Ernest Health or any of the EHI Subsidiaries.

(d) Neither Ernest Health nor any of the EHI Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union, labor organization, trade association or other employee organization, and no such agreements are currently being proposed and/or negotiated by Ernest Health or any of the EHI Subsidiaries. To the Knowledge of the Ernest Health Parties, (i) no Business Employee is represented by any labor union, trade association or other employee organization, (ii) neither Ernest Health nor any of the EHI Subsidiaries is subject to or has received any written charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization, (iii) there is no pending or, to the Ernest Health Parties’ Knowledge, threatened labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Business Employees, Ernest Health or any of the EHI Subsidiaries, and (iv) no union has attempted to organize any group of the Business Employees, and no group of the Business Employees has sought to organize themselves into a union or similar organization for the purpose of collective bargaining.

(e) To the Ernest Health Parties’ Knowledge, there is no material investigation, grievance, arbitration, complaint, claim or other dispute or controversy (collectively, “Labor Proceeding”) pending or threatened, between Ernest Health and/or the EHI Subsidiaries, on the one hand, and any present or former Business Employee, on the other hand, nor has there been any such Labor Proceeding within the past twelve (12) months.

(f) As of the date hereof, neither Ernest Health nor any of the EHI Subsidiaries has received written notice that any of the individuals listed on Schedule 2.11(f) intends to terminate his or her employment or affiliation with Ernest Health or any of the EHI Subsidiaries.

2.12 Contracts and Commitments; Enforceability.

(a) Except as set forth on Schedule 2.12(a), as of the date hereof neither Ernest Health nor any of the EHI Subsidiaries is a party to:

(i) any partnership agreement, joint venture agreement, or profit sharing agreement;

(ii) any agreement which creates a future payment obligation to or from Ernest Health or any of the EHI Subsidiaries in excess of $500,000 in any calendar year;

(iii) any contract for capital expenditures or the acquisition or construction of fixed assets requiring payments by Ernest Health or any of the EHI Subsidiaries in excess of $500,000;

(iv) any contract that requires the payment of royalties, commissions, finder’s fees or similar payments;

(v) any employment or consulting agreement with any current director, officer or employee requiring an annual payment of cash compensation in excess of $250,000 for each Person;

(vi) any contract providing for the marketing, sale, advertising or promotion of Ernest Health’s or the EHI Subsidiaries’ products or services involving annual expenditures of $500,000 or more;

(vii) any sales, distribution, dealer or manufacturer’s representative or franchise contracts involving annual expenditures in excess of $500,000;

(viii) any contract with any commercial payor of Ernest Health or any of the EHI Subsidiaries that provides for most favored nation pricing, volume rebates or discounts (other than standard rebates or discounts provided in the Ordinary Course of Business);

(ix) any take or pay or requirements contracts or agreements or any other contracts or agreements requiring Ernest Health or any of the EHI Subsidiaries to pay regardless of whether products or services are received;

(x) any agreement with another Person materially limiting or restricting the ability of Ernest Health or any of the EHI Subsidiaries to enter into or engage in any market, territory, area or line of business;

(xi) any agreement for the sale of any of the assets of Ernest Health or any of the EHI Subsidiaries other than (A) pursuant to this Agreement or any other Transaction Document, (B) in the Ordinary Course of Business or (C) the disposition of unsalable or obsolete assets;

(xii) any agreement relating to the acquisition by Ernest Health or any of the EHI Subsidiaries of substantially all of the assets or capital stock of any Person or a merger, consolidation or business combination involving Ernest Health or any of the EHI Subsidiaries;

(xiii) any agreement relating to the incurrence, assumption, surety or guarantee of any Indebtedness;

(xiv) any agreement under which Ernest Health or any of the EHI Subsidiaries has made advances or loans to any other Person (excluding advances made to an employee of Ernest Health or any of the EHI Subsidiaries in the Ordinary Course of Business);

(xv) any agreement with any Person in a position to make, or influence the making of, referrals to Ernest Health or any of the Facilities, for items or services which are billable to any of the Government Programs;

(xvi) any agreement that provides for or obligates Ernest Health or any of the EHI Subsidiaries to indemnify, hold harmless or defend any Person (including, without limitation, any officers, directors, members, managers, partners, employees or agents of Ernest Health or any of the EHI Subsidiaries), other than commercial Contracts entered into in the Ordinary Course of Business the primary purpose of which is not related to the indemnification of any Person;

(xvii) any contracts or orders with any Governmental Body; or.

(xviii) any Personal Property Lease.

(b) Each of the Contracts set forth on Schedule 2.12(a) (the “Material Contracts”) is the legal, valid and binding obligation of Ernest Health and/or the EHI Subsidiaries (and, to the Ernest Health Parties’ Knowledge, of the other parties thereto), enforceable against them (and, the to Ernest Health Parties’ Knowledge, of the other parties thereto), in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). The Ernest Health Parties have delivered to the MPT Parties complete and correct copies of all of the Material Contracts. Except as stated on Schedule 2.12(b), (i) each Material Contract is in full force and effect, (ii) neither Ernest Health or any of the EHI Subsidiaries is and, to the Knowledge of the Ernest Health Parties, no other party to any such agreement is in material default under any such agreement, (iii) no party has received notice of any default, offset, counterclaim or defense under any Material Contract; and (iv) to the Ernest Health Parties’ Knowledge, no condition or event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by the Ernest Health Parties under the terms of any Material Contract.

2.13 Intellectual Property.

(a) Schedule 2.13(a) sets forth a complete and accurate list, as of the date hereof, of Intellectual Property owned by Ernest Health or any of the EHI Subsidiaries and material to the conduct of the business of Ernest Health and the EHI Subsidiaries, taken as a whole, as currently conducted.

(b) Except as set forth on Schedule 2.13(b) , Ernest Health or one or more of the EHI Subsidiaries is the owner of, or has adequate, enforceable licenses or other rights to use, all Intellectual Property, as is necessary in connection with the business of Ernest Health and the EHI Subsidiaries as currently conducted taken as a whole, and no such rights thereto have been granted to others by Ernest Health or any of the EHI Subsidiaries.

(c) Except as set forth in Schedule 2.13(c), all of the Intellectual Property is owned or used by Ernest Health and/or the EHI Subsidiaries free and clear of Encumbrances except Permitted Encumbrances, and none is subject to any outstanding order, decree, judgment, stipulation or charge.

(d)(i) To the Ernest Health Parties’ Knowledge, Ernest Health’s and the EHI Subsidiaries’ respective use of the Intellectual Property does not infringe upon or otherwise violate the rights of any other Person, (ii) no Person has asserted in writing to Ernest Health or any of the EHI Subsidiaries that Ernest Health’s or any of the EHI Subsidiaries’ use of the Intellectual Property infringes upon the patents, trade secrets, trade names, trademarks, service marks, copyrights or other intellectual property rights of any other Person, and (iii) neither Ernest Health nor any of the EHI Subsidiaries is a party to any suit, action or proceeding which involves a claim of infringement, unauthorized use, or violation of any Intellectual Property used or owned by any Person against Ernest Health or the EHI Subsidiaries, or challenging the ownership, use, validity or enforceability of any Intellectual Property owned or used by Ernest Health or the EHI Subsidiaries. Further, to the Ernest Health Parties’ Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any of the Intellectual Property by any third party.

(e) Schedule 2.13(e) sets forth a complete and accurate list of all material licenses, sublicenses and other agreements to which Ernest Health and/or the EHI Subsidiaries are a party (i) granting any other Person the right to use the Intellectual Property, or (ii) pursuant to which Ernest Health or the EHI Subsidiaries are authorized to use any third party Intellectual Property, which are incorporated in, are, or form a part of any services rendered by Ernest Health or any EHI Subsidiary or which are otherwise used (or currently proposed to be used) by Ernest Health or the EHI Subsidiaries in the business of Ernest Health and the EHI Subsidiaries as currently conducted, other than commercial off-the-shelf software.

2.14 Insurance. Schedule 2.14 sets forth, as of the date hereof, a complete and accurate list and brief description of all insurance policies (including the insurer, term of such policy, insured parties, type and amount of coverage, deductible and aggregate limit of the insurer’s liability for such policy) held by, or for the benefit of, Ernest Health and the EHI Subsidiaries (the “Insurance Policies”). Each Insurance Policy is legally valid, binding and in full force and effect, all premiums due thereon have been paid in full, and Ernest Health and the applicable EHI Subsidiaries are in compliance, in all material respects, with the terms of such insurance policies.

2.15 Permits; Compliance with Laws; Reimbursement; Accreditation.

(a) Schedule 2.15(a) contains a complete and accurate list, as of the date hereof, of all material Licenses and material accreditations or certifications issued by private accreditation agencies held by Ernest Health and the EHI Subsidiaries that are required to conduct their respective businesses as currently conducted and to occupy and operate the Facilities, including, without limitation, all provider agreements with governmental payors (the “Company Permits”).

(b) Except as set forth in Schedule 2.15(b), Ernest Health and/or the EHI Subsidiaries, as applicable, possess all such Company Permits, such Company Permits are in full force and effect.

(c) Except as set forth on Schedule 2.15(c), (i) Ernest Health and the EHI Subsidiaries are in compliance, in all material respects, with the terms of all Company Permits, (ii) no suspension or cancellation of any such Company Permits is pending or, to the Knowledge of the Ernest Health Parties, threatened, and (iii) neither Ernest Health nor any of the EHI Subsidiaries have received any written notice from any Governmental Body with respect to, as applicable, the threatened or pending denial, revocation, termination, or suspension of any of Company Permits.

(d) Ernest Health and each of the EHI Subsidiaries are in material compliance with all laws, statutes, ordinances, regulations, rules, orders, judgments, decrees, orders and writs of a

Governmental Body applicable to Ernest Health or any of the EHI Subsidiaries or by which any property or asset of Ernest Health or the EHI Subsidiaries is bound. Neither Ernest Health nor any of the EHI Subsidiaries has received any written notice from any Governmental Body to the effect that Ernest Health or the EHI Subsidiaries are not in material compliance with any applicable laws, statutes, ordinances, regulations, rules, orders, judgments, decrees, order, writs and other actions of a Governmental Body.

2.16 Healthcare Compliance.

(a) The activities of Ernest Health and the EHI Subsidiaries are currently being, conducted in compliance in all material respects with all Healthcare Laws.

(b) There is no Litigation, audit or recoupment pending by or before any Governmental Body or, to the Knowledge of the Ernest Health Parties, threatened, which alleges a violation of Healthcare Laws by Ernest Health or any of the EHI Subsidiaries. Neither Ernest Health nor any of the EHI Subsidiaries, has received, at any time during prior three (3) years, any written notice alleging a violation of any Healthcare Law. Neither Ernest Health nor any of the EHI Subsidiaries, has received, at any time during prior three (3) years, any written notice indicating that qualification as a participating provider in any government or private reimbursement program may be terminated or withdrawn.

(c) None of Ernest Health, the EHI Subsidiaries, nor any of their respective officers, directors, or employees, or, to the Ernest Health Parties’ Knowledge, any Physicians performing services at the Facilities, is, or has been at any time during the past three (3) years, excluded, suspended or debarred from participation or is otherwise ineligible to participate in any federal or individual state health care program, including, but not limited to the Government Programs.

(d) Except as would not have a material and adverse effect, Ernest Health and the EHI Subsidiaries hold all Licenses required under applicable Healthcare Laws now in effect which are necessary to own, lease or otherwise hold and operate their properties and assets and to conduct their respective businesses as currently conducted.

(e) All Contracts between third party payors and Ernest Health or any of the EHI Subsidiaries (each, a “Payor Contract”) were entered into in the Ordinary Course of Business. Ernest Health and the EHI Subsidiaries are in compliance in all material respects with all Payor Contracts.

(f) Except as set forth on Schedule 2.16(f), every Contract providing for remuneration to a Physician (or his or her immediate family member) for services performed at, or on behalf of, Ernest Health or any of the EHI Subsidiaries is pursuant to a written contract which complies with an applicable exception under the Stark Law.

(g) The Facilities are currently licensed as specified in the attached Schedule 2.16(g), with the number of licensed beds specified thereon, and will remain so licensed through the Closing Date in compliance with and subject only to the usual and customary laws and government regulations pertaining to the operation of hospitals so licensed, as applicable, in the States of Texas, Colorado, Montana, New Mexico, Wyoming, Arizona, Idaho, South Carolina, and Utah.

(h) Except as set forth on Schedule 2.16(h), each of the Facilities (i) are enrolled and are providers authorized to participate without restriction under the Government Programs; (ii) are in compliance in all material respects with all the conditions of participation for the Government Programs, (iii) have received all approvals or qualifications necessary for capital reimbursement; and (iv) are in compliance with 42 C.F.R. §§ 489.20 and 489.24 and their Medicare provider agreements.

(i) Except as set forth on Schedule 2.16(i), Ernest Health and the EHI Subsidiaries are, and have been, in compliance in all material respects with all filing requirements with respect to cost reports of the Facilities, including, without limitation, the appropriate allocation of expenses associated with any management or consulting services provided by any employees of Ernest Health or the EHI Subsidiaries, and, to the Knowledge of Ernest Health, such reports do not claim, and the Facilities have not received, payment or reimbursement materially in excess of the amount provided or allowed by applicable law or any applicable agreements.

(j) Except as set forth on Schedule 2.16(j), each of the LTCH Operators (i) are excluded from the inpatient prospective payment system specified in 42 C.F.R. §412.1(a); (ii) satisfy all requirements necessary for Medicare reimbursement as a “long-term care hospital” as set forth in C.F.R., Title 42, Part 412, as applicable; and (iii) to the Knowledge of Ernest Health, no action is pending or threatened by any Governmental Body which would affect the ability of any of the LTCH Operators to be reimbursed as a “long-term care hospital” under Medicare.

(k) Except as set forth on Schedule 2.16(k), each of the IRF Operators (i) are excluded from the inpatient prospective payment system specified in 42 C.F.R. §412.1(a); (ii) satisfy all requirements necessary for Medicare reimbursement as an “inpatient rehabilitation facility” as set forth in C.F.R., Title 42, Part 412, as applicable; and (iii) to the Knowledge of Ernest Health, no action is pending or threatened by any Governmental Body which would affect the ability of any of the IRF Operators to be reimbursed as an “inpatient rehabilitation facility” under Medicare.

(l) Except as set forth on Schedule 2.16(l), each of the Sellers, Borrowers and Co-Located Operators (i) satisfy all requirements necessary for Medicare reimbursement as “hospitals-within-hospitals” as set forth in C.F.R., Title 42, Part 412, as applicable; (ii) in each state where such Seller, Borrower or Co-Located Operator is located, comply in all material respects with any state laws and regulations applicable to hospitals located in the same building, or on the same campus, as another hospital; and (iii) to the Knowledge of the Ernest Health Parties, no action is pending or threatened by any Governmental Body which would affect ability of any of such applicable Sellers, Borrowers or Co-Located Operators, to be reimbursed as “hospitals-within-hospitals” under Medicare.

(m) Each of the Facilities has been accredited by the Joint Commission and the Ernest Health Parties have delivered to the MPT Parties true, correct and complete copies of the following documents: (i) the most recent Joint Commission accreditation survey reports for each of the Facilities and deficiency list and plan of correction, if any, and a list and description of any events in the past three (3) years at each of the Facilities that constitutes “Adverse Events” (as defined by the Joint Commission), if any, and any documentation that was created, prepared or produced by Ernest Health or any of the EHI Subsidiaries, to satisfy the Joint Commission requirements relating to addressing such Adverse Events; and (ii) any state licensing survey reports with respect to the Facilities for the three (3) year period prior to the date of this Agreement, as well as any statements of deficiencies and any plans of correction in connection with such reports. Ernest Health and the EHI Subsidiaries have taken reasonable steps to correct or cause to be corrected all such deficiencies and a description of any uncorrected deficiency is set forth on Schedule 2.16(n).

2.17 Transactions with Affiliates. Schedule 2.17 sets forth a complete and correct list of all Contracts between either Ernest Health or any of the EHI Subsidiaries with any Person that is an Affiliate of Ernest Health or any of the EHI Subsidiaries, other than Contracts for compensation and benefits received as employees, directors, officers or consultants of Ernest Health or any of the EHI Subsidiaries.

2.18 No Brokers. Except as set forth on Schedule 2.18, neither Ernest Health nor any of the EHI Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of such entity or any of the MPT Parties or their Affiliates to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions.

2.19 Patriot Act Compliance.

(a) To the extent applicable to Ernest Health or any of the EHI Subsidiaries, each of them has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”).

(b) Neither Ernest Health nor any of the EHI Subsidiaries is included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, and neither Ernest Health nor any of the EHI Subsidiaries is a resident in, or organized or chartered under the laws of, (i) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (ii) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

2.20 Ability to Grant Security Interest. Except as set forth on Schedule 2.20, to the Knowledge of Ernest Health, Ernest Health may grant the Buyer and/or its Affiliates a first priority security interest in (a) the outstanding shares of capital stock and other equity interests of each of the EHI Subsidiaries, (b) the accounts receivable of Ernest Health and each EHI Subsidiary, (c) the Personal Property, (d) the Personal Property Leases, (e) the Intellectual Property, and (f) the Licenses and Company Permits (including, without limitation, all provider agreements with governmental payors).

2.21 Title and Condition of the Real Property.

(a) Exhibit A-1 sets forth the legal descriptions of the Owned Real Property. Exhibit A-2 sets forth the legal description of the Ground Leased Real Property. At the Closing, the applicable Seller shall convey to the applicable Buyer good and marketable title in the applicable parcel(s) of Owned Real Property and assign its rights, title and interest in the Ground Lease, in each case free and clear of any and all Encumbrances (other than Permitted Encumbrances).

(b) To the Knowledge of the Ernest Health Parties, the location, construction, occupancy, operation, use and sale of the Real Property do not violate, in any material respect, (i) any applicable Law, statute, ordinance, rule, regulation, order or determination of any Governmental Body, including, without limitation, the Americans with Disabilities Act and Section 504 of the Rehabilitation Act of 1973, or (ii) any restrictive covenant or deed restriction (recorded or otherwise) affecting the Real Property, including, without limitation, any applicable zoning or subdivision ordinance or building code, flood disaster law or health and environmental law or regulation and the Ernest Health Parties have received no written notice from any Governmental Body or other Person asserting any such material violation.

(c) With regard to the Real Property, to the Knowledge of the Ernest Health Parties, and except as shown on the Surveys or as otherwise disclosed in the Title Commitments, there are no (i) encroachments onto or from adjacent properties; (ii) violations of set-back, building or side lines; (iii) encroachments onto any easements or servitudes located on such Land; (iv) pending or threatened boundary line disputes; (v) portions of such Land located in a flood plain or in an area defined as a wetland under applicable state or federal law; (vi) cemeteries or gravesites located on the Land; or (vii) mine shafts under the Land or any other latent defects, such as sinkholes, regarding or affecting the Land.

(d) To the Knowledge of the Ernest Health Parties, the existing water, sewer, gas and electricity lines, storm sewer and other utility systems are adequate to serve the utility needs of the Real Property as currently used, (ii) all of said utilities are installed and operating, and (iii) all installation and connection charges have been paid in full.

(e) Neither the whole nor any portion of the Land has been condemned, requisitioned or otherwise taken by any public authority (a “Public Taking”). None of the Ernest Health Parties has received any written notice: (i) of any Public Taking with regard to the Land which has not been formally withdrawn, (ii) of any threatened or contemplated Public Taking, (iii) from any public authority of any public improvements that are required to be made and/or which have not heretofore been assessed and (iv) of any pending or threatened special, general or other assessments against or affecting any of the Land (except those expressly identified in any Title Commitments).

(f) There is no Litigation pending or, to the Knowledge of the Ernest Health Parties, threatened in writing, against or affecting all or any portion of the Real Property, except as set forth in Schedule 2.21(f) hereto. True and correct copies of all pleadings and material correspondence relating to such Litigation have been delivered to the MPT Parties.

(g) Certificates of occupancy have been issued for the Improvements, and, as of the Closing, all of the same will be in full force and effect.

(h) To the Knowledge of the Ernest Health Parties, (i) there are no facts or conditions which would result in the termination of the current access from the Land to any presently existing public highways and/or roads adjoining or situated on the Land or to sewer or other utility services to serve the Land. As of Closing, Sellers and/or Borrowers, as applicable, will own, or hold rights with respect to, and will be able to convey or cause to be conveyed (or mortgaged) to the applicable Buyers and/or Lenders, all currently utilized parking for the applicable Real Property.

(i) Schedule 2.21(i) sets forth an accurate and complete list of all Tenant Leases. The Ernest Health Parties have delivered or otherwise made available to MPT Parties complete, correct and current copies of all Tenant Leases. To the Knowledge of the Ernest Health Parties, as applicable, Schedule 2.21(i): (i) designates which of the Tenant Leases described therein are with the referral sources (as determined by any of the Healthcare Laws) for the Improvements and (ii) specifies the rent and security deposit, if any, for each Tenant Lease. Sellers and/or Borrowers, as applicable, have delivered or otherwise made available to the Buyers and/or Lenders, as applicable, complete, correct and current copies, in all material respects, of all written Tenant Leases. Except for the Leases (and as contained therein) and any other items listed on Schedule 2.21(i), to the Knowledge of the Ernest Health Parties, there are no purchase contracts, leases of space, options, rights of first refusal or other written or oral agreements of any kind whereby any Person will have acquired or will have any basis to assert any right, title or interest in, or right to the possession, use, enjoyment or proceeds of, any part or all of the Real Property or the Improvements.

(j) Except as set forth in Schedule 2.21(j), no Seller or Borrower has accepted the payment of rent or other sums due under any of the Tenant Leases for more than one (1) month in advance. As of the Closing, none of the Tenant Leases and none of the rents or other charges payable thereunder, if any, will have been assigned, pledged or encumbered by Sellers and/or Borrowers (except to Lenders) as security for any obligation. Except as set forth on Schedule 2.21, as of the Closing, no brokerage or leasing commissions or other compensation will be due or payable to any Person with respect to, or on account of any Tenant Lease or any then exercised extensions or renewals thereof, if any, excepting those agreements entered into or accepted in writing by the Buyers and/or Lenders.

(k) Except as set forth on Schedule 2.21(k), (i) at the Closing the Seller and/or the Borrower, as applicable, will have good and marketable title in the Tenant Leases, free and clear of any and all Encumbrances (other than Permitted Encumbrances), (ii) the Tenant Leases are freely assignable by the applicable Ernest Health Parties, to the applicable MPT Parties (or their Affiliates), and the Ernest Health Parties may grant a first priority security interest in the Tenant Leases to such MPT Parties, (iii) have not been modified, amended or assigned by the Ernest Health Parties, (iv) are, or will be at the Closing, legally valid, binding and enforceable against the Ernest Health Parties and, to their Knowledge, the other parties thereto in accordance with their respective terms and are in full force and effect; (v) there are no monetary defaults or nonmonetary material defaults by the Ernest Health Parties or, to their Knowledge, the other parties thereto under any of the Tenant Leases; and (vi) no condition or event has occurred which with the passage of time or the giving of notice or both would constitute a monetary or material non-monetary default by any Ernest Health Party or, to the Knowledge of the Ernest Health Parties, any other Party thereto, under the terms of any of the Tenant Leases.

(l) Except as set forth on Schedule 2.21(l), to the Knowledge of the Ernest Health Parties, all material tenant improvements, repairs and other work and obligations, if any, then required to be performed by the landlord under each of the Tenant Leases will be fully performed and paid for in full on or prior to the Closing.

(m) Schedule 2.21(m) sets forth an accurate and complete list of all Collateral Leases. The Ernest Health Parties have delivered or otherwise made available to the MPT Parties complete, correct and current copies of all Collateral Leases and the Ground Lease. Except as set forth on Schedule 2.21(m), the Collateral Leases and the Ground Lease are freely assignable by the applicable Ernest Health Parties, to the applicable MPT Parties (or their designated Affiliates), as applicable, and the Ernest Health Parties may grant a first priority security interest in such Collateral Leases and the Ground Lease to such MPT Parties. The Collateral Leases and the Ground Lease in each case have not been modified, amended or assigned by any of the Sellers and/or Borrowers, are, or will be at the Closing, legally valid, binding and enforceable against the applicable Ernest Health Parties and, to their Knowledge, all other parties thereto, in accordance with their respective terms and are in full force and effect. There are no monetary defaults and no material non-monetary defaults by the Ernest Health Parties or, to their Knowledge, any other party under any of the Collateral Leases or the Ground Lease; and, no condition or event has occurred which with the passage of time or the giving of notice or both would constitute such a monetary or material non-monetary breach by any Ernest Health Party or, to the Ernest Health Parties’ Knowledge, any other party thereto under the terms of any of the Collateral Leases or the Ground Lease. Prior to the Closing, the MPT Parties, the Sellers and/or Borrowers, as applicable, shall request, in writing, that the counterparties to each applicable Collateral Lease and the Ground Lease consent to the assignment of such Collateral Lease and the Ground Lease to Buyers and/or Lenders (or their Affiliates), as applicable, such consent to be in form and substance reasonably satisfactory to both the MPT Parties, and the Sellers and/or the Borrowers, as applicable.

(n) The Real Property and the land and improvements subject to the Collateral Leases constitute all the land and improvements used in connection with the current operation of the Improvements.

(o) None of the Sellers and/or Borrowers have made or agreed or offered to make, or revoked or agreed or offered to revoke, a Tax election with respect to or affecting the Real Property at any time during the last two (2) years. Except as set forth on Schedule 2.21(o), no Seller and/or Borrower, as applicable, is a party to any Tax abatement agreement relating to the Real Property. Except as disclosed with reasonable specificity on Schedule 2.21(o), there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Real Property may be subject following the Closing.

2.22 Compliance with Environmental Laws. Except as set forth on Schedule 2.22 and/or in the ESA Reports,

(a) with respect to the ownership, operation and/or leasing of the Real Property, no Ernest Health Party, nor to the Knowledge of the Ernest Health Parties, any other Person has installed, stored, used, generated, manufactured, treated, handled, refined, produced, processed, or disposed of (or arranged for the disposal of) Hazardous Materials in, on or under the Real Property, except in compliance in all material respects with the Environmental Laws.

(b) there are no underground storage tanks located at, on or under the Real Property that have not been sealed or otherwise decommissioned in accordance with Environmental Laws, and the Real Property does not contain any friable asbestos-containing building material;

(c) no Ernest Health Party nor, to the Knowledge of the Ernest Health Parties, any other Person has undertaken any activity on the Real Property which would cause (i) the Real Property to become a hazardous waste treatment, storage or disposal facility within the meaning of, any Environmental Law, or (ii) the discharge of Hazardous Material into any watercourse, body of, surface or subsurface water or wetland, or the discharge into the atmosphere of any Hazardous Material, which in the case of clauses (i) and (ii), would require a permit under any Environmental Law;

(d) no investigation, administrative order, Litigation or settlement with respect to any Environmental Law is in existence or to the Knowledge of the Ernest Health Parties, threatened in writing with respect to the Real Property; and

(e) with respect to the ownership, operation, and/or leasing of the Real Property, no written notice has been served on any of the Ernest Health Parties from any Governmental Body claiming any material violation of any Environmental Law, or requiring compliance with any Environmental Law, or demanding payment or contribution for environmental damage or injury to natural resources.

2.23 Disclaimer of Other Representations and Warranties.

(a) THE MPT PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUT IN ALL EVENTS SUBJECT TO SECTION 9.13 HEREIN, (I) SELLERS ARE SELLING AND THE BUYERS ARE PURCHASING THE ACQUIRED ASSETS AND (II) BORROWERS ARE MORTGAGING AND OTHERWISE PLEDGING, AND LENDERS ARE FINANCING THE FINANCED ASSETS, IN ITS “AS IS, WHERE IS” CONDITION AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, WITHOUT ANY WARRANTY, REPRESENTATION, GUARANTY, PROMISE OR INDUCEMENT, EXPRESS OR IMPLIED, BY ANY OF THE ERNEST HEALTH SUBSIDIARIES OR ANY REPRESENTATIVE, AGENT, OFFICER OR EMPLOYEE OF ANY OF THE ERNEST HEALTH SUBSIDIARIES AS TO THE PROPERTY, INCLUDING BUT NOT LIMITED TO, (A) THE PROPERTY’S PHYSICAL AND ENVIRONMENTAL CONDITION, (B) THE SUITABILITY OF THE PROPERTY FOR ANY USE OR PURPOSE WHATSOEVER, INCLUDING ANY PURPOSE OR USE INTENDED BY MPT PARTIES FOR THE PROPERTY, (C) THE PROPERTY’S

COMPLIANCE WITH ANY APPLICABLE LAW, RULE, ORDER OR OTHER GOVERNMENTAL REGULATION, OR (D) THE AGE, SIZE, DIMENSIONS, PROFITABILITY OR OTHER SUCH MATTERS RELATING TO THE OWNERSHIP OR OPERATION OF THE PROPERTY. Both prior to and after the execution of this Agreement, EHI Subsidiaries may, and, if required by this Agreement shall, deliver to MPT Parties in various forms information concerning the Acquired Assets and/or the Financed Assets prepared by parties other than EHI Subsidiaries. Such information is delivered as an accommodation to assist MPT Parties’s due diligence investigation, and MPT Parties shall have the duty to undertake its own independent investigation of the Acquired Assets and Financed Assets and such information provided by EHI Subsidiaries. Except as specifically set forth in this Agreement, such information is provided by EHI Subsidiaries without representation or warranty with respect to the accuracy thereof. The provisions of this paragraph shall survive the Closing

(b) NONE OF ERNEST HEALTH, ANY OF THE EHI SUBSIDIARIES OR ANY OF ITS REPRESENTATIVES, DIRECTORS, OFFICERS OR STOCKHOLDERS, HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO ERNEST HEALTH OR ANY OF THE EHI SUBSIDIARIES OR THE BUSINESS OF ERNEST HEALTH OR ANY OF THE EHI SUBSIDIARIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 2 OR IN THE MERGER AGREEMENT.

(c) Without limiting the generality of the foregoing, neither Ernest Health nor any of the EHI Subsidiaries, nor any Representative of Ernest Health or any of the EHI Subsidiaries, nor any of their respective employees, officers, directors or stockholders, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of Ernest Health and the EHI Subsidiaries made available or delivered to the MPT Parties, including due diligence materials, or in any presentation of the business of Ernest Health and the EHI Subsidiaries by management of Ernest Health or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder and deemed to be relied upon by the MPT Parties in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available or delivered by the Ernest Health Parties and their Representatives, are not and shall not be deemed to be or to include representations or warranties of any of the Ernest Health Parties, and are not and shall not be deemed to be relied upon by the MPT Parties in executing, delivering and performing this Agreement and the transactions contemplated hereby.

3. REPRESENTATIONS AND WARRANTIES OF THE MPT PARTIES. The MPT Parties hereby jointly and severally make to the Ernest Health Parties the representations and warranties contained in this Section 3.

3.1 Organization. Each of the MPT Parties is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has all requisite limited liability company power and authority to own, operate and lease its properties and to carry on its respective business as currently conducted. Each of the MPT Parties is duly licensed or qualified to do business as a foreign limited liability company under the laws of each jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified has not had an MPT Material Adverse Effect. None of the MPT Parties has ever elected to be taxed as a corporation for U.S. federal, state or local income tax purposes.

3.2 Authority. Each of the MPT Parties has all requisite limited liability company power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform their respective obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document to which any of the MPT Parties is a party, the performance by each of the MPT Parties of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the manager and member, as applicable, of each of the MPT Parties and no other action on the part of any of the MPT Parties is necessary to authorize the execution and delivery by the MPT Parties of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the MPT Parties, and, assuming due and valid authorization, execution and delivery hereof by the Ernest Health Parties, is a valid and binding obligation of each of the MPT Parties, as the case may be, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). Notwithstanding the foregoing, the MPT Parties make no representations or warranties regarding the enforceability of any of the Financing Documents.

3.3 No Conflict. The execution and delivery by each of the MPT Parties of this Agreement and each other Transaction Document to which any of the MPT Parties is a party, and the consummation by the MPT Parties of the transactions contemplated hereby and thereby in accordance with their respective terms, do not (a) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any contract, agreement, permit, license, authorization or obligation to which any of the MPT Parties is a party or by which any of the MPT Parties or any of their respective assets are bound, (b) conflict with, or result in, any violation of any provision of the certificate of formation, limited liability company agreement or other organizational documents of any of the MPT Parties; (c) violate or result in a violation of, or constitute a default under (whether after the giving of notice, lapse of time or both), any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to any of the MPT Parties, or (d) require from any of the MPT Parties any notice to, declaration or filing with, or consent or approval of any Governmental Body or other Person, except in the case of clauses (a) and (c) of this Section 3.3 for any such conflicts, defaults, violations, terminations and any waivers which, if not obtained, would not have an MPT Material Adverse Effect.

3.4 Required Financing. Each of the MPT Parties have furnished to Ernest Health, true, correct and complete copies of fully-executed commitment letters from MPT Operating Partnership, L.P., a Delaware limited partnership (“MPT Operating Partnership”), dated as of the date hereof (the “Commitment Letters”), pursuant to which MPT Operating Partnership has committed, subject only to the terms and conditions set forth in the Commitment Letters, to provide or cause to be provided equity and debt financing to (a) the Affiliated MPT Property Companies (as defined in the Merger Agreement) and the Affiliated MPT TRS Lender Companies (as defined in the Merger Agreement) of up to an aggregate amount of $300,000,000, and (b) the MPT TRS Entity of up to an aggregate amount of $96,500,000. Each of the Commitment Letters are in full force and effect and have not been terminated as of the date hereof. Upon receipt of funds in accordance with the Commitment Letters, the MPT Parties, the Affiliated MPT Property Companies, and the Affiliated MPT TRS Lender Companies will have at the Closing funds sufficient to consummate the transactions contemplated by this Agreement, Merger Agreement, and any other Transaction Document to which any of them is a party. The financings contemplated by the Commitment Letters is not subject to any condition precedent or other restriction or contingency limiting the availability of such financing other than as expressly set forth in the Commitment Letters. Each of the MPT Parties affirms that it is not a condition to Closing or any of its other obligations under this Agreement, the Merger Agreement, or any other Transaction Document to which any of them is a party that it obtain the financing contemplated by the Commitment Letters or any other financing for or related to any of the transactions contemplated by this Agreement, the Merger Agreement or any other Transaction Document to which any of them or any of the Affiliated MPT Property Companies or the Affiliated MPT TRS Lender Companies is a party.

3.5 Litigation. There is no Litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the actual knowledge of the MPT Parties, threatened in writing against any of the MPT Parties, nor are any of the MPT Parties subject to any outstanding order, writ, judgment, injunction or decree, in either case, which would (a) prevent, hinder or materially delay the consummation of the Transactions or (b) otherwise prevent, hinder or materially delay performance by any of the MPT Parties of any of their material obligations under this Agreement.

3.6 Brokers. Except as set forth on Schedule 3.6, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from any of the Ernest Health Parties in connection with the Transactions based upon arrangements made by or on behalf of any of the MPT Parties or any of their respective Affiliates.

3.7 Absence of Conduct; Undisclosed Liabilities. Prior to the date hereof, none of the MPT Parties has engaged in any business, nor do either of them have any liabilities or obligations, other than those related to or incurred in connection with this Agreement, the Merger Agreement, or any other Transaction Documents to which any of the MPT Parties is a party, and the transactions contemplated hereby or thereby.

3.8 Inspection; No Other Representations. Each of the MPT Parties is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition and/or financing of companies such as the EHI Subsidiaries as contemplated hereunder. Each of the MPT Parties has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. The MPT Parties have received all materials relating to the business of the Ernest Health Parties that they have requested and have been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Ernest Health Parties hereunder or to otherwise evaluate the merits of the transactions contemplated hereby. Without limiting the generality of the foregoing, each of the MPT Parties acknowledges that (a) none of the Ernest Health Parties make any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to the MPT Parties of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Ernest Health Parties or the future business and operations of any of the Ernest Health Parties or (ii) any other information or documents made available or delivered to the MPT Parties or their Representatives with respect to Ernest Health, the EHI Subsidiaries or any of their respective businesses, assets, liabilities or operations, except as expressly set forth in Section 2 of this Agreement, and (b) none of the MPT Parties has relied or will rely upon any representation or warranty except those representations or warranties set forth in Section 2 hereof, in negotiating, executing, delivering and performing this Agreement and the transactions contemplated hereby.

4. PRE-CLOSING COVENANTS.

4.1 Conduct of Business Prior to Closing. Except as expressly provided or permitted herein, as set forth on Schedule 4.1, as required by contract in effect on the date hereof or by law, or as consented to in writing by the MPT Parties, during the period commencing on the date of this Agreement and ending at the Closing Date or the earlier termination of this Agreement, each of the Ernest Health Parties shall (a) act and carry on its business in all material respects in the Ordinary Course of Business and in compliance in all material respects with all applicable laws and regulations and (b) use commercially reasonable efforts to maintain and preserve its business organization, assets and properties, to use commercially reasonable efforts to keep available the services of each of their current officers and employees and to preserve their present relationships with patients, suppliers and other Persons with which any of the Ernest Health Parties has significant business relations. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth on Schedule 4.1, or as required by contract in effect on the date hereof or by law, from and after the date hereof until the Closing Date or the earlier termination of this Agreement, none of the Ernest Health Parties shall, directly or indirectly, do any of the following without the prior written consent of the MPT Parties (which consent shall not be unreasonably withheld or delayed):

(a) split, combine or reclassify any of its capital stock or equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, equity interests, or any of its other securities;

(b) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock or equity interests of any class or any other securities or equity equivalents (other than the issuance of Common Shares upon the exercise of Options that are outstanding on the date of this Agreement);

(c) make any change to the Certificate of Incorporation or By-laws, or the organizational or governing documents of the EHI Subsidiaries, terminate or alter its legal existence and or business organization;

(d)(i) incur any Indebtedness, except for borrowings under Ernest Health’s existing credit facilities, or guarantee any Indebtedness of another Person, (ii) issue or sell any debt securities of any of the Ernest Health Parties, guarantee any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, or (iii) make any loans, advances (other than advances to employees of any of the Ernest Health Parties in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than by the Ernest Health Parties in any of Ernest Health’s direct or indirect wholly-owned Subsidiaries;

(e) fail to pay or satisfy any Indebtedness when the same becomes due and payable;

(f) knowingly waive, release, cancel, or assign any material rights or claims, other than in the Ordinary Course of Business (including any material write-off or other material compromise of any accounts receivable or other receivable of Ernest Health or any of the EHI Subsidiaries); provided, however, that, for the avoidance of doubt, Ernest Health shall not be prohibited from paying any Indebtedness or any expenses in connection with the Merger and related transactions);

(g) materially change accounting policies or procedures or Tax elections, except as required by GAAP or applicable law;

(h)(i) materially increase the rates of direct compensation or bonus compensation payable or to become payable to any officer, management level employee, agent or consultant of Ernest Health or any of the EHI Subsidiaries, except (A) in the Ordinary Course of Business, (B) in accordance with the existing terms of contracts entered into prior to the date of this Agreement, (C) for the acceleration of unvested Options and/or restricted stock as provided for under the applicable incentive agreements, or (D) for bonuses payable to senior management of Ernest Health in connection with the transactions contemplated by this Agreement and the Merger Agreement which are approved by the Ernest Health Board, or (ii) adopt any new Benefit Plan or materially amend or modify any existing Benefit Plan;

(i)(i) merge with, enter into a consolidation with or otherwise acquire an interest of the outstanding equity interests in any Person or acquire a substantial portion of the assets or business of any Person (or any division or line of business thereof), or (ii) otherwise acquire (including, through leases, subleases and licenses of real, personal or intangible property) any material assets, except, in the case of this clause (ii), in the Ordinary Course of Business;

(j) sell, lease, license, pledge or otherwise dispose of or encumber (i) any portion of the Real Property or (ii) any other material properties or assets of Ernest Health or any of the EHI Subsidiaries other than with respect to the items in clause (ii) above in the Ordinary Course of Business or in connection with the disposition of obsolete properties or assets;

(k) fail to maintain any of the Insurance Policies in full force and effect;

(l) amend or terminate (i) any Material Contract to which Ernest Health or any of the EHI Subsidiaries is party, or (ii) any other Contract to which Ernest Health or any of the EHI Subsidiaries is a party, except with respect to clauses (i) and (ii) for terminations or amendments provided by the terms thereof or with respect to clause (ii) only, except in the Ordinary Course of Business;

(m) settle or compromise any Litigation or other disputes (whether or not commenced prior to the date of this Agreement) other than settlements or compromises for Litigation or other disputes where the amount paid in settlement or compromise does not exceed $100,000 individually or $500,000 in the aggregate for all such Litigation or other disputes;

(n) terminate or materially and adversely modify its relationships with any material suppliers, trade creditors or trade debtors, except in the Ordinary Course of Business;

(o) make any capital expenditure or commitment for the acquisition of assets or properties in excess of One Million One Hundred and Ninety Three Dollars ($1,193,000);

(p) terminate, amend or modify in any material respect any of the Tenant Leases, Collateral Leases or the Ground Lease; or

(q) enter into any executory agreement, commitment or undertaking, whether in writing or otherwise, to do any of the activities prohibited by the foregoing provision, or permit any of its equity holders, directors, officers, members, managers, partners, or Person or group of Persons possessing and/or exercising similar authority to authorize the taking of, any action prohibited by the foregoing provisions.

4.2 Repayment of Indebtedness and Release of Encumbrances. At or prior to the Closing Date, the Ernest Health Parties shall cause (i) the repayment or release of all mortgage loans or other borrowings secured by any of the Acquired Assets, Financed Assets, or interests therein, including any defeasance or penalty payments thereon, if applicable, and (ii) the release of all Encumbrances (other than Permitted Encumbrances) on any of the Acquired Assets, Financed Assets, or interests therein.

4.3 Insurance. The Ernest Health Parties will keep in full force and effect all existing Insurance Policies which are presently in effect, subject to the continuing availability of such insurance coverages on reasonable terms and conditions; provided, however, that no such Insurance Policies shall be voluntarily or consensually terminated by the Ernest Health Parties unless the Ernest Health Parties provide the MPT Parties with thirty (30) days prior written notice thereof.

4.4 Acts Affecting Real Property.

(a) None of the Ernest Health Parties shall perform any construction or remove any improvements upon or about any Facility except as described on the attached Schedule 4.4(a). For clarification and not in limitation of the foregoing, the Parties acknowledge and agree that during the period commencing on December 2, 2011 and ending on the Closing Date (the “Project Expenditure Period”), the Sellers and/or Borrowers, as applicable, will (or may), incur certain obligations and/or expenditures with respect to the Properties (or proposed properties)

identified on Schedule 4.4(a) (the “Schedule 4.4 Projects”) which obligations and/or expenditures may be incurred to, among other things, (i) acquire certain land, buildings or other improvements and/or (ii) engage in certain capital and other improvements (including both so-called hard costs and soft costs, including costs of architects and other contractors directly relating to such Properties (or proposed properties)) with respect to such Schedule 4.4 Projects.

(b) Schedule 4.4(b) lists all Contracts to which, as of the date hereof, any of Ernest Health Parties or any of their respective Affiliates is a party with respect to the obligations and/or expenditures in connection with the Schedule 4.4 Projects.

(c) The amount of all out-of-pocket expenditures made by the Ernest Health Parties during the Project Expenditure Period with respect to the Schedule 4.4 Projects (collectively, the “Schedule 4.4 Project Expenditure Reimbursement Amount”) shall be reimbursed to the applicable Sellers or Borrowers, as applicable, at Closing pursuant to a dollar-for-dollar increase in the Individual Purchase Price or the Individual Real Estate Loan Amount, as applicable, payable by the Buyers or the Lenders, as applicable; provided, however, that if such expenses are incurred by or on behalf of a new wholly-owned subsidiary of Ernest Health, then the reimbursement shall be made to such new subsidiary, and to the extent the expenditures by such new subsidiary in connection with the Schedule 4.4 Projects are used to acquire assets of a type that are described in the definition of Acquired Assets, then such new subsidiary shall become a party to this Agreement as a “Seller” and shall transfer its Acquired Assets to a buyer party designated by the MPT Representative.

(d) Subject to Section 5.9, the applicable Seller shall convey any of the Schedule 4.4 Projects relating to such Seller’s Acquired Assets to the applicable Buyer at Closing as part of and included with such Acquired Assets.

(e) It is intended that the EHI Subsidiaries shall not incur any taxable gain (or economic cost) in connection with the conveyance of the Schedule 4.4 Projects to MPT Parties hereunder, but shall receive on a dollar-for-dollar basis as provided herein for all amounts incurred or realized by EHI Subsidiaries in connection therewith.

4.5 Co-Located Operators. After the date hereof but prior to the Closing Date, each of the Co-Located Operators shall become a party hereto by executing a joinder to this Agreement, and shall be listed on Schedule 1 hereto together with all other EHI Subsidiaries.

4.6 Mesquite Parking. After the date hereof, Ernest Health shall cause Rehabilitation Hospital of Mesquite, LLC, a Delaware limited liability company d/b/a Mesquite Rehab Institute, LLC, to use its commercially reasonable efforts to obtain a collateral assignment, consent and/or estoppel, in each case in a form mutually agreeable to the parties, from Mimosa Lane Baptist Church, Inc., landlord to that certain Lease Agreement for Vehicle Parking Spaces, dated January 15, 2010.

5. ADDITIONAL AGREEMENTS.

5.1 [Intentionally Omitted]

5.2 Access to Information.

(a) From and after the date hereof until the Closing Date or the earlier termination of this Agreement, each of the Ernest Health Parties shall, and shall cause each of their respective officers, employees and agents to (a) give the MPT Parties and their Representatives reasonable access upon reasonable notice and during times mutually convenient to the MPT Parties and senior management of the Ernest Health Parties to the Facilities, properties, employees, books and records of the Ernest Health Parties as from time to time may be reasonably requested, (b) permit the MPT Parties and their Representatives to make such inspections and to make copies of such books and records as they may reasonably require, and (c) furnish the MPT Parties and their Representatives with such financial and operating data as the MPT Parties may from time to time reasonably request. Notwithstanding the foregoing, neither Ernest Health nor any of the EHI Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege. The parties hereto will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Any such investigation by the MPT Parties shall not unreasonably interfere with any of the businesses or operations of the Ernest Health Parties. Notwithstanding anything to the contrary in this Agreement, neither the MPT Parties nor their Representatives shall have any contact whatsoever with respect to the Ernest Health Parties or with respect to the transactions contemplated by this Agreement with any partner, lender, lessor, vendor, customer, supplier, employee or consultant of the Ernest Health Parties, except in consultation with Ernest Health and then only with the express prior approval of Ernest Health, which approval shall not be unreasonably withheld, conditioned or delayed. All requests by the MPT Parties for access or information shall be submitted or directed exclusively to an individual or individuals to be designated by Ernest Health.

(b) The MPT Parties and their Representatives (including their designated engineer, architects, surveyors and/or consultants) may, upon reasonable notice and during times mutually convenient to the MPT Parties and senior management of the Ernest Health Parties enter into and upon all or any portion of the Real Property in order to investigate and assess, as the MPT Parties deem necessary or appropriate in their sole and absolute discretion, any change to the condition (including the structural and environmental condition) of the assets and properties of any of the Ernest Health Parties occurring after the date hereof; provided, however, that the MPT Parties shall indemnify, defend and hold harmless the Ernest Health Parties from and against any and all loss, cost, expense and/or liability of any kind or nature incurred by the Ernest Health Parties as the result of any such investigation and/or assessment and provided further that, in no event shall the MPT Parties and/or their Representatives undertake any intrusive testing of any kind without the prior written consent of the Ernest Health Parties. Each of the Ernest Health Parties shall cooperate with the MPT Parties and their Representatives in conducting such investigation, and shall allow the MPT Parties and their Representatives reasonable access to the Real Property, the Facilities and the other assets and properties of the Ernest Health Parties, together with permission to conduct such investigation, and shall provide to the MPT Parties and their Representatives all reasonably necessary information maintained by any of the Ernest Health Parties in connection therewith.

5.3 Confidentiality Agreement. The parties shall adhere to the terms and conditions of that certain confidentiality agreement, by and between Ernest Health, Medical Properties Trust, Inc., and MPT Operating Partnership, L.P., dated August 17, 2011 (the “Confidentiality Agreement”).

5.4 Third Party Consents and Regulatory Approvals. Subject to the terms and conditions of this Agreement, each of the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Transactions as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions and filings and to obtain as promptly as reasonably practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits, Tax rulings and authorizations necessary to be obtained from any third party and/or any Governmental Body (including, without limitation, with respect to any change of control consent or notification requirements to applicable federal and state healthcare regulatory agencies, if required) in order to consummate the Transactions or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary, proper or advisable to obtain all such consents, clearances, waivers, licenses, orders, registrations, approvals, permits, Tax rulings and authorizations.

5.5 Confidentiality; Press Releases. The Parties hereto will, and will cause each of their Affiliates and Representatives to, maintain the confidentiality of this Agreement. The parties agree that public announcements or press release, if any, with respect to this Agreement or the transactions contemplated hereby shall be mutually approved in advance by the Parties; provided, however, that, notwithstanding any provision hereof or in the Confidentiality Agreement to the contrary, a Party may, without the prior consent of the other Parties hereto, may (i) issue or cause publication of any such press release or public announcement to the extent that such party reasonably determines, after consultation with outside legal counsel, such action to be required by law or by the rules of any applicable self-regulatory organization (including, without limitation, federal and state securities laws and the rules and regulations of the NYSE or NASDAQ), in which event such Party will use its commercially reasonable efforts to allow the other Parties hereto reasonable time to comment on such press release or public announcement in advance of its issuance, and (ii) disclose that it has entered into this Agreement and the other Transaction Documents, and may provide and disclose information regarding this Agreement, the Parties to this Agreement and the other Transaction Documents, the Real Property, the Facilities, and the other assets and properties subject hereto and thereto, and such additional information which such party may reasonably deem necessary, to its proposed investors in connection with a public offering or private offering of securities (including, without limitation, the offerings to be conducted by Medical Properties Trust, Inc. in anticipation of the transactions contemplated herein), or any current or prospective lenders with respect to its financing, and to investors, analysts and other parties in connection with earnings calls and other normal communications with investors, analysts and other parties, or (iii) include any information in a prospectus, prospectus supplement or other offering circular or memorandum in connection with public or private capital raising or other activities undertaken by such party. Notwithstanding the foregoing, nothing in this Section 5.5 shall prohibit any holder of any of Ernest Health’s shares of capital stock or Options from disclosing the terms of the Transactions and this Agreement to any investor in such holder, in the ordinary course of such holder’s business.

5.6 No Solicitations. None of the Ernest Health Parties will, and will not permit any of their respective Representative to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets of any of the Ernest Health Parties (other than in the Ordinary Course of Business) or any capital stock or equity interests of any of the Ernest Health Parties, or any other similar transaction other than the transactions contemplated by this Agreement and the other Transaction Documents (an “Acquisition Transaction”), (ii) knowingly facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished to any Person or entity any information concerning the business, operations, properties or assets of any of the Ernest Health Parties in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person or entity to do or seek any of the foregoing. The Ernest Health Parties shall notify the MPT Parties immediately if any discussions or negotiations are sought to be initiated any inquiry or proposal is made, or any such information is requested with respect to any Acquisition Transaction.

5.7 Further Action. Each of the Parties hereto shall use commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be reasonably required or requested to carry out the provisions of this Agreement and each of the other Transaction Documents and consummate and make effective the transactions contemplated hereby and thereby, but without in any manner limiting such party’s specific rights and obligations set forth in this Agreement and the other Transaction Documents.

5.8 Other Actions by Parties. Without in any manner limiting any Party’s specific rights and obligations set forth in this Agreement and the other Transaction Documents, no party hereto shall take (and shall use commercially reasonable efforts to cause its Affiliates not to take), directly or indirectly, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Transactions or the other transactions contemplated by this Agreement.

5.9 Schedule 4.4 Projects.

(a) The MPT Parties will fund the total development costs, including all hard and soft costs, relating to the completion of the Schedule 4.4 Projects (the “Total Development Costs”), upon the terms and conditions set forth in this Section 5.9. Schedule 5.9(a) sets forth the estimated maximum projected Total Developments Costs with respect to each of the Schedule 4.4 Projects, which shall take into account any sums previously expended by the MPT Parties pursuant to Section 4.4, such maximum amount as finally determined by mutual agreement of the parties being referred to in each case as a “Cap.”

(b) Prior to or as promptly as practicable following the Closing and as a condition to the funding of the Schedule 4.4 Projects described herein, the Parties will enter into a Funding and Development Agreement (subject to the approval of the Board of Directors of Medical Properties Trust, Inc., in form and substance which is reasonably satisfactory to the Parties, which will provide for (i) the transfer to an MPT Party Affiliate identified by the MPT Parties of all real property relating to each such Schedule 4.4 Project, including land and existing improvements and all contracts to acquire same; (ii) the agreement of such MPT Party Affiliate, subject to receipt of title, survey and third party reports on such Schedule 4.4 Project reasonably satisfactory to such MPT Party Affiliate, to fund the Total Development Costs for each such Schedule 4.4 Project up to the Cap; (iii) the joint and several responsibility of the Ernest Health Parties for all cost overruns and or change orders from all plans and specifications submitted to the MPT Party Affiliate and the requirement that all such change orders be subject to the prior written approval of the MPT Party Affiliate in its sole discretion; (iv) the Ernest Health Parties, together, with any developer, being jointly and severally responsible for the oversight, supervision and timely completion of each such Schedule 4.4 Project; (v) the construction of all improvements relating to such Schedule 4.4 Project being pursuant to third party construction agreements with architects, contractors, subcontractors and other third parties, which construction and third parties and agreements are approved by the MPT Party Affiliate in its reasonable discretion, and such contracts being collaterally assigned to such MPT Party Affiliate; (vi) the MPT Party Affiliate being named with respect to such Schedule 4.4 Project as an insured on all insurance coverages and a beneficiary of all performance bonds (in for and substance satisfactory to such MPT Party Affiliate in its reasonable discretion); and (vii) the land and improvements relating to such Schedule 4.4 Project being added to the Real Property Master Lease, with rent payable at the Lease Rate. The provisions of this Section 5.9 shall survive the Closing.

6. CONDITIONS TO OBLIGATION TO CLOSE; DELIVERABLES; CLOSING MATTERS.

6.1 Conditions to the Obligations of Each Party to Effect the Transactions . The respective obligations of the Parties to effect the Transactions are subject to the fulfillment or waiver by written consent of the other Parties, where permissible, at or prior to the Closing Date, of each of the following conditions:

(a) [Intentionally Omitted].

(b) No Injunctions, Orders or Restraints; Illegality; Lawsuits. No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Body of competent jurisdiction, and no statute, rule, regulation or executive order promulgated or enacted by any governmental agency of competent jurisdiction, shall be in effect which would have the effect of (i) making the consummation of the Transactions illegal or (ii) otherwise prohibiting the consummation of the Transactions. Further, there shall not have been instituted in a court of competent jurisdiction by any creditor of Ernest Health or any of the EHI Subsidiaries, any Governmental Body or any other third party, any suit, action or proceeding to restrain, enjoin or invalidate the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that if any such suit, action or proceeding is so instituted, then Ernest Health and the MPT Parties shall use their commercially reasonable efforts to defend against the same and to take such other actions as may be necessary or desirable to permit the transactions contemplated by this Agreement and the other Transaction Documents to be consummated.

(c) Merger Agreement. All conditions set forth in Sections 8.1, 8.2 and 8.3 of the Merger Agreement shall have been satisfied or waived (other than those that are to be satisfied or performed on the Closing Date and which are then capable of being performed or satisfied).

(d) No Termination. None of the Parties shall have terminated this Agreement in accordance with the provisions of Section 7.1 hereof.

6.2 Additional Conditions to Obligations of the MPT Parties. The obligations of the MPT Parties to effect the Transactions are further subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the MPT Parties at or prior to the Closing Date:

(a) Representations and Warranties. The representations and warranties of the Ernest Health Parties contained in this Agreement (without giving effect to any limitation as to “materiality,” “Ernest Health Material Adverse Effect”, or similar terms set forth therein) shall be true and correct in all respects (i) as of the date of this Agreement and (ii) as of the Closing Date as though made on the Closing Date, (except to the extent such representations and warranties expressly relate to a specific date or are made as of the date hereof, in which case such representations and warranties shall be true and correct in all respects as of such date), in each case of clauses (i) and (ii) above, without giving effect to the transactions contemplated by this Agreement or any other Transaction Document, and except where the failure of such representations and warranties (taken as a whole) to be so true and correct has not had a Ernest Health Material Adverse Effect.

(b) Performance and Obligations of the Ernest Health Parties. The Ernest Health Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by the Ernest Health Parties on or prior to the Closing Date.

(c) Ernest Health Material Adverse Effect. Since the date of this Agreement, an Ernest Health Material Adverse Effect shall not have occurred.

(d) Officer’s Certificates. Each of the MPT Parties shall have received certificates in form and substance reasonably satisfactory to the MPT Parties from each of the Ernest Health Parties, which is executed and delivered by their respective Chief Executive Officer or Chief Financial Officer (or Persons exercising similar authority), dated as of the Closing Date, (A) stating therein that the conditions set forth in Sections 6.2(a), (b), and (c) have been satisfied in all respects, (B) certifying, with respect to Ernest Health, as to (1) the Certificate of Incorporation and By-Laws, each as in effect from the date of this Agreement until the Closing Date, and (2) a copy of the votes and authorizing resolutions of the Ernest Health Board and the Stockholder Written Consent authorizing and approving the applicable matters contemplated hereunder and under the other Transaction Documents, (C) certifying with respect to the EHI Subsidiaries, as applicable, as to (1) such EHI Subsidiary’s articles or certificate of incorporation, bylaws, operating agreements, limited liability company agreements, partnership agreements, and other similar organizational and governing documents, each as in effect from the date of this Agreement until the Closing Date and (2) a copy of the applicable Subsidiaries’ Approvals and any other votes and authorizing resolutions of the requisite number of directors, stockholders, members, managers, partners or other Persons exercising similar authority authorizing and approving the applicable matters contemplated hereunder and under the other Transaction Documents, and (D) providing specimen signatures of the officers or authorized agents of each of the Ernest Health Parties.

(e) Certificates of Existence and Good Standing. The MPT Parties shall have received certificates of existence and good standing of the Ernest Health Parties dated within twenty (20) days prior to the Closing Date from, as applicable, the State of its incorporation or formation, and each other jurisdiction in which the character of their respective properties or in which the transaction of their respective businesses makes qualification as a foreign entity necessary.

(f) Third-Party Consents. The Ernest Health Parties shall have delivered to the MPT Parties written, consents or waivers in a form reasonably satisfactory to the MPT Parties of the third parties to those contracts set forth on Schedule 6.2(f), and all such consents and waivers shall be in full force and effect.

(g) Approvals of Governmental Bodies. The Merger shall have been approved by the Colorado Department of Public Health and Environment and JV Entity and MPT Aztec Opco, LLC shall have received copies of all material notices sent thereto by or on behalf of the Ernest Health Parties, and copies of all approvals and consents received therefrom by the Ernest Health Parties.

(h) Additional Ernest Health Parties Deliverables.

(i) Closing Real Estate Documents. The Ernest Health Parties shall have executed and delivered the Real Property Master Sublease Agreement as well as the documents and instruments specified in this Section 6.2(h) and in Section 6.4 hereof.

(ii) Payoff Letters. The Ernest Health Parties shall have delivered or caused to be delivered payoff letters in respect of all Indebtedness of the Ernest Health Parties to be paid at Closing, including any principal, interest, fees or penalties outstanding or accrued thereunder, in each case, as of the Closing Date.

(iii) Documents Pursuant to the Merger Agreement. The Ernest Health Parties shall have, and shall have caused each of their respective Affiliates to have, executed and delivered to the MPT Parties and their respective Affiliates, as applicable, all agreements, documents, instruments and certificates to be executed and/or delivered by them pursuant to the Merger Agreement.

(iv) Assignments of Rents and Leases. The EHI Subsidiaries shall have executed and delivered to the MPT Parties and their Affiliates an Assignment of Rents and Leases in a form mutually agreed to by the parties with respect to all of their Tenant Leases (and shall have used commercially reasonable efforts to obtain estoppels from the lessees thereunder), and which secure the respective liabilities and obligations of each of the Ernest Health Parties under the Real Property Master Sublease Agreement, the Real Estate Loan Documents, the Acquisition Promissory Note, and the other Transaction Documents (collectively, the “Assignments of Rents and Leases”).

(v) Guaranty by Ernest Health. Ernest Health shall have executed and delivered to MPT Parties and their Affiliates a Guaranty substantially in the form attached hereto as Exhibit E, which secures the respective liabilities and obligations of each of the Ernest Health Parties under the Real Property Master Sublease Agreement, the Real Estate Loan Documents, the Acquisition Promissory Note, and the other Transaction Documents (the “Ernest Health Guaranty”).1

(vi) Guaranty by JV Entity. The JV Entity shall have executed and delivered to the MPT Parties and their Affiliates a certain Guaranty substantially in the form attached hereto as Exhibit F, which secures the respective liabilities and obligations of each of the Ernest Health Parties under the Real Property Master Sublease Agreement, the Real Estate Loan Documents, the Acquisition Promissory Note, and the other Transaction Documents (the “JV Entity Guaranty”).

(vii) Guaranty by the EHI Subsidiaries. The EHI Subsidiaries shall have executed and delivered to the MPT Parties and their Affiliates a Guaranty substantially in the form attached hereto as Exhibit G, which secures the respective liabilities and obligations of each of the Ernest Health Parties under the Real Property Master Sublease Agreement, the Real Estate Loan Documents, the Acquisition Promissory Note, and the other Transaction Documents (the “EHI Subsidiaries’ Guaranty”).

(viii) Security Agreement. The EHI Subsidiaries shall have executed and delivered to the MPT Parties and their Affiliates a Security Agreement substantially in the form attached hereto as Exhibit H, which secures the respective liabilities and obligations of each of the Ernest Health Parties under the Real Property Master Sublease Agreement, the Real Estate Loan Documents, the Acquisition Promissory Note, and the other Transaction Documents (the “Security Agreement”).

(ix) Pledge Agreement by Ernest Health. Ernest Health shall have executed and delivered to the MPT Parties and their Affiliates a certain Pledge Agreement substantially in the form attached hereto as Exhibit I, pursuant to which Ernest Health pledges all of its direct and indirect equity interests in the EHI Subsidiaries to the MPT Parties and their Affiliates in order to secure the respective liabilities and obligations of each of the Ernest Health Parties under the Real Property Master Sublease Agreement, the Real Estate Loan Documents, the Acquisition Promissory Note, and the other Transaction Documents (the “Ernest Health Pledge Agreement”).

[1]	Conditions to be revised if parties agree to forms of agreements at signing.

(x) Pledge Agreement by JV Entity. The JV Entity shall have executed and delivered to the MPT Parties and their Affiliates a certain Pledge Agreement substantially in the form attached hereto as Exhibit J, pursuant to which JV Entity pledges all of its shares of stock in Ernest Health to the MPT Parties and their respective Affiliates in order to secure the respective liabilities and obligations of each of the Ernest Health Parties under the Real Property Master Sublease Agreement, the Real Estate Loan Documents, the Acquisition Promissory Note, and the other Transaction Documents (the “JV Entity Pledge Agreement”).

(xi) Noncompetition Agreements. The JV Entity, the Management Company, and Ernest Health shall have executed and delivered to the MPT Parties and their Affiliates certain Noncompetition Agreements substantially in the form attached hereto as Exhibit K (collectively, the “Noncompetition Agreements”).

(xii) Ground Lease. Elkhorn, LLC shall have executed and delivered to the applicable MPT Party an Assignment of Ground Lease, together with a consent and/or estoppel of Natrona County, Wyoming, as landlord of such Ground Lease in a form mutually agreeable to the parties (the “Collateral Assignment”).

(xiii) Title Commitments and Surveys. The MPT Parties shall have received the Title Commitments and Surveys for the Real Property substantially in the form received by the MPT Parties as of the date hereof (it being acknowledged that the inclusion of any additional Permitted Encumbrances shall not cause (or be deemed to cause) a failure of this condition).

(xiv) Lease Amendments. The applicable Ernest Health Parties shall have amended those certain Affiliate leases listed and described on Schedule 6.2(h)(xiv) and the lease memoranda related thereto and shall have delivered to the MPT Parties evidence of such amendment, in form and substance reasonably satisfactory to the MPT Parties.

(xv) Environmental Indemnification Agreements. The Ernest Health Parties shall have executed and delivered to the MPT Parties Environmental Indemnification Agreements substantially in the form attached hereto as Exhibit L (the “Environmental Indemnities”).

(xvi) Management Subordination. The Ernest Health Parties shall have delivered to the MPT Parties a Management Subordination Agreement substantially in the form attached hereto as Exhibit M (the “Management Subordination”).

(xvii) Closing Statement. The Ernest Health Parties shall have executed and delivered to the MPT Parties a Closing Statement regarding the transactions contemplated herein, and which in form and substance mutually satisfactory to the parties (the “Closing Statement”).

6.3 Additional Conditions to Obligations of the Ernest Health Parties. The obligation of the Ernest Health Parties to effect the Transactions is further subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Ernest Health at or prior to the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of the MPT Parties contained in this Agreement (without giving effect to any limitation as to “materiality” or “MPT Material Adverse Effect” or similar terms set forth therein) shall be true and correct in all respects as of the date when made and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date), subject to changes permitted by this Agreement or any other Transaction Document, except where the failure of such representations and warranties (taken as a whole) to be so true and correct has not had a MPT Material Adverse Effect.

(b) Performance of Obligations of the MPT Parties. Each of the MPT Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. The Ernest Health Parties shall have received a certificate executed and delivered by the Chief Executive Officer, Chief Financial Officer, or Chief Operating Officer of each of the MPT Parties (or their parent entities), dated as of the Closing Date, stating therein that the conditions set forth in Sections 6.3(a) and (b) have been satisfied and which shall include a copy of the resolutions of the MPT Parties’ members, authorizing the transactions contemplated herein, the execution and delivery of all documents required to effectuate such, and designating the officers or managers of the MPT Parties who are authorized to execute and deliver such documents on behalf of the MPT Parties, together with a Certificate of Incumbency with respect to such officers or managers.

(d) Additional Buyer and MergerCo Deliverables.

(i) Closing Real Estate Documents. The MPT Parties shall have executed and delivered the Leasing Documents as well as the documents and instruments described in this Section 6.3(d) and specified in Section 6.4 hereof.

(ii) Documents Pursuant to the Merger Agreement. The MPT Parties shall have, and shall have caused their respective Affiliates to have, executed and delivered to Ernest Health Parties and each of their respective Affiliates, as applicable, all agreements, documents, instruments and certificates to be executed and delivered by them pursuant to the Merger Agreement.

(iii) Other Ancillary Documents. As applicable, the MPT Parties and each of their respective Affiliates shall have executed and delivered, as applicable, the

Assignments of Rents and Leases, the JV Entity Guaranty, the EHI Subsidiaries’ Guaranty, the Ernest Health Guaranty, the Security Agreement, the JV Entity Pledge Agreement, Ernest Health Pledge Agreement, the Noncompetition Agreements, the Collateral Assignment, Environmental Indemnities, Management Subordination and the Closing Statement.

6.4 Closing Documents.

(a) At Closing, the applicable Ernest Health Parties shall execute and deliver to the applicable MPT Parties the following documents necessary to consummate the transactions contemplated hereunder:

With respect to Acquired Assets:

(i) One or more Special Warranty Deeds (the “Deeds”) in recordable form conveying to the applicable Buyer title to the applicable Owned Real Property subject only to the Permitted Encumbrances in a form mutually agreeable to the parties.

(ii) One or more Bills of Sale conveying the applicable property as described in Sections 1.1(c), (d) and (e), to the applicable Buyers subject only to the Permitted Encumbrances, substantially in the form attached hereto as Exhibit N.

(iii) An assignment to MPT of Casper, LLC, a Delaware limited liability company, of the Ground Lease substantially in the form attached hereto as Exhibit O, together with an amendment to the lease memorandum relating thereto and a consent and estoppel from the landlord thereof (the “Ground Lease Documents”).

(iv) To the extent possessed by Sellers, an original of all certificates of occupancy for the applicable Property.

(v) Drawings, plans and specifications and maintenance and warranty manuals for the applicable Real Property, if any, that are in the possession or control of any of the Ernest Health Parties.

(vi) A FIRPTA certificate stating that each Seller is not a non-U.S. person.

(vii) An affidavit of payment of applicable sales and related Taxes;

(viii) a certified list of all Tenant Leases and Collateral Leases, in form and substance reasonably satisfactory to the Parties; and

(ix) such other documents and instruments reasonably and customarily required by the Title Company, provided that the same do not impose any liability on the Ernest Health Parties.

With respect to Financed Assets:

(i) The Real Estate Loan Agreement and the other Real Estate Loan Documents; and

(ii) such other documents and instruments reasonably and customarily required by the Title Company, provided that the same do not impose any liability on the Ernest Health Parties.

(b) At Closing, the MPT Parties, as applicable, will execute and/or deliver to the Ernest Health Parties, as applicable, all amounts and documents necessary to consummate the transactions contemplated hereunder including, without limitation, the following with respect to the Acquired Assets and/or the Financed Assets, as applicable:

(i) The aggregate Purchase Price and the aggregate Real Estate Loan Amount, all in immediately available funds; and

(ii) Any of the Ground Lease Documents to which any MPT Party is a party.

(c) At Closing, the Parties shall execute and deliver the following with respect to the applicable Real Property being conveyed:

(i) Real estate transfer declarations required by the states, counties and municipalities in which the applicable Property is located;

(ii) A memorandum of Lease in form and substance reasonably satisfactory to the Parties; and

(iii) Any other documents mutually agreed to by the Parties.

(d) At Closing, Borrower and Lender shall execute and deliver the following with respect to the applicable Property or Properties being financed:

(i) All documents required by the states, counties and municipalities in which the applicable Real Property is located;

(ii) Any other documents mutually agreed to by the Parties.

6.5 Closing Cost Allocations and Prorations.

(a) Except as expressly provided in this Section 6.5, each Party shall be responsible for its attorneys’ and other professional fees and costs incurred by it in connection with this Agreement and the transactions contemplated hereby.

(b) MPT Parties shall pay the costs of the Title Insurance and the Survey, inspection, investigation and testing costs, and shall also pay all of the costs of recording the Deeds and the Mortgages, and any other instruments documenting conveyance and/or encumbrance of the Acquired Assets and/or the Financed Assets, as applicable, all recording and filing fees, all documentary stamps, transfer and all other taxes payable upon recordation of the Deeds and Mortgages.

7. TERMINATION.

7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, as follows:

(a) by the written consent of any of MPT Parties and Ernest Health;

(b) by either Ernest Health, on the one hand, or the MPT Parties, on the other hand, by written notice to the other if any Governmental Body of competent jurisdiction shall have issued an injunction or taken any other action (which injunction or other action the parties hereto shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the consummation of the Transaction, and such injunction shall have become final and non-appealable;

(c) by either Ernest Health, on the one hand, or the MPT Parties, on the other hand, by written notice to the other, if the consummation of the Transactions shall not have occurred on or before May 1, 2012 (the “Termination Date”); provided, however, that the right to terminate the Agreement pursuant to this Section 7.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Transactions to close on or before such date;

(d) by Ernest Health, if none of the Ernest Health Parties are then in material breach of any term of this Agreement, upon written notice to the MPT Parties if there occurs a breach of any representation, warranty or covenant of any of the MPT Parties contained in this Agreement, such that the conditions set forth in Section 6.1 or Section 6.3 cannot be satisfied or cured prior to the Termination Date; provided, however, that such breach is either not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by Ernest Health to the MPT Parties;

(e) by any of the MPT Parties, if none of the MPT Parties is then in material breach of any term of this Agreement, upon written notice to Ernest Health if there occurs a breach of any representation, warranty or covenant of any of the Ernest Health Parties contained in this Agreement, such that the conditions set forth in Section 6.1 or Section 6.2 cannot be satisfied or cured prior to the Termination Date; provided, however, that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by the MPT Parties to Ernest Health.

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the MPT Parties, the Ernest Health Parties, or any of their respective directors, officers, employees, partners, managers, members or stockholders, and all rights and obligations of any party hereto shall cease, except that the provisions contained in, and the definitions pertaining to, Section 5.3, Section 5.5, this Section 7.2 and Article IX shall survive the termination of this Agreement; provided, however, that notwithstanding the foregoing, no party shall be relieved or released from any liabilities or damages arising out of its wrongful repudiation, termination or intentional and knowing breach by such party of a representation, warranty or covenant prior to such termination.

8. REPRESENTATIVES OF PARTIES.

8.1 Ernest Health Parties. Each of the Ernest Health Parties hereby appoints Ernest Health as their duly authorized agent and representative (the “Ernest Health Parties’ Representative”) to take all actions and enforce all rights of the Ernest Health Parties under this Agreement, including, without limitation, (i) giving and receiving any notice or instruction permitted or required under this Agreement; (ii) interpreting all of the terms and provisions of this Agreement; (iii) authorizing payments or obtaining reimbursement as may be provided for herein; (iv) consenting to, compromising or settling all disputes with the MPT Parties under this Agreement; (v) conducting negotiations and dealing with the MPT Parties under this Agreement; and (vi) taking any other actions on behalf of the Ernest Health Parties relating to the Ernest Health Parties’ rights, claims, duties and obligations under this Agreement. In the performance of the MPT Parties’ duties and obligations hereunder, the MPT Parties shall be authorized and permitted to correspond and transact with Ernest Health Parties’ Representative on behalf of all the Ernest Health Parties and shall be entitled to rely upon any document or instrument executed and delivered by the Ernest Health Parties’ Representative.

8.2 MPT Parties. The MPT Parties hereby appoint MPT of Loveland, LLC as their duly authorized agent and representative (the “MPT Representative”) to take all actions and enforce all rights of the MPT Parties under this Agreement, including, without limitation, (i) giving and receiving any notice or instruction permitted or required under this Agreement; (ii) interpreting all of the terms and provisions of this Agreement; (iii) authorizing payments or obtaining reimbursement as may be provided for herein; (iv) consenting to, compromising or settling all disputes with the Ernest Health Parties under this Agreement; (v) conducting negotiations and dealing with the Ernest Health Parties under this Agreement; and (vi) taking any other actions on behalf of the MPT Parties relating to the MPT Parties’ rights, claims, duties and obligations under this Agreement. In the performance of the Ernest Health Parties duties and obligations hereunder, the Ernest Health Parties shall be authorized and permitted to correspond and transact with the MPT Representative on behalf of all the MPT Parties and shall be entitled to rely upon any document or instrument executed and delivered by the MPT Representative.

9. GENERAL PROVISIONS.

9.1 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) or via facsimile (providing proof of receipt) to the parties at the following addresses (or at such other address for a party as specified by like notice):

If to the Ernest Health Parties, to:

Ernest Health, Inc.

7770 Jefferson Street, NE, Suite 320

Albuquerque, NM 87109

Attn: Keith Longson

Facsimile: (505) 856-6800

and

Ferrer Freeman & Company, LLC

10 Glenville Street

Greenwich, CT 06831

Attn: David Freeman

Facsimile: (203) 532-8016

with copy to:

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attn: Stuart L. Rosenthal, Esq.

Facsimile: (212) 355-3333

If to the MPT Parties, to:

c/o MPT Operating Partnership, L.P.

1000 Urban Center Drive, Suite 501

Birmingham, Alabama 35242

Attn: Legal Department

Phone: (205) 969-3755

Facsimile: (205) 969-3756

with copy to:

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

1600 Wells Fargo Tower

420 Twentieth Street North

Birmingham, Alabama 35203

Attn: Thomas O. Kolb, Esq.

Phone: (205) 250-8321

Facsimile: (205) 322-8007

9.2 Disclosure Schedules. Certain information set forth in the schedules to this Agreement (as may be amended from time to time by a Schedule Supplement, the “Schedules”) is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the MPT Parties or the Ernest Health Parties, as applicable, in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, MPT Parties or the Ernest Health Parties, or their respective Affiliates, as applicable. The section number headings in the Schedules correspond to the section numbers in this Agreement and any information disclosed in any section of the Schedules shall be deemed to be disclosed and incorporated into any other section of the Schedules where the relevance of such disclosure is reasonably apparent on its face, whether or not there is a schedule reference in such other section; provided, however, that the parties shall use their reasonable efforts to include such applicable schedule cross-references in each of the Schedules regardless of whether the relevance of such disclose is reasonable apparent of its face. From the date of this Agreement until the Closing Date, (a) the Ernest Health Parties shall amend and/or supplement the Schedules to reflect (i) any deficiencies or inaccuracies in such Schedule arising out of circumstances or matters occurred or existed at or prior to the date hereof, and (ii) any deficiencies or inaccuracies in such Schedule arising out of circumstances or matters which first occurred or arose after the date of hereof, where such deficiency or inaccuracy would cause a failure of any condition set forth in Section 6.1 or Section 6.2, and (b) the Ernest Health Parties may amend and/or supplement the Schedules with respect to any other matter that, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described on such a Schedule or that is necessary to complete or correct any information in any representation or warranty contained in any of such Schedules (any such amendment or supplement, a “Schedule Supplement”); provided, that, no additions, changes, or disclosures contained in any Schedule Supplement shall be deemed to cure any breach or inaccuracy of a representation or warranty, covenant or agreement or to satisfy any condition unless otherwise agreed to in writing by the MPT Parties or be considered for purposes of establishing whether or not the closing conditions set forth in Section 6.1 or Section 6.2 have been satisfied.

9.3 Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that the MPT Parties may assign their respective rights, interests or obligations to any Person, provided no such an arrangement shall release any such MPT Party from its obligations hereunder.

9.4 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

9.5 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words

“without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. As used herein, the terms “provided to”, “delivered”, “made available to” and terms of similar import shall mean, with respect to any documents or information provided, delivered or made available by Ernest Health or any of the EHI Subsidiaries, or any of their respective Affiliates or Representatives) to the MPT Parties, or any of their respective Representatives or Affiliates, all documents and information provided, delivered, or made available in any form and by any means, including, without limitation, by posting to any virtual data room established by or on behalf of Ernest Health and to which the MPT Parties and/or any of their respective Representatives or Affiliates has been granted access.

9.6 Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Transactions are consummated, each of the MPT Parties, on the one hand, and the Ernest Health Parties, on the other hand, shall bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement and each other Transaction Document.

9.7 Choice of Law. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

9.8 Service of Process; Venue. For purposes of this Agreement, each of the parties hereto hereby (i) consents to service of process in any legal action, suit or proceeding among the parties to this Agreement arising in whole or in part under or in connection with the negotiation, execution and performance of this Agreement in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with this Section 9.8 or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.1, will constitute good and valid service of process in any such legal action, suit or proceeding and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such legal action, suit or proceeding any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

9.9 Specific Performance and Remedies.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the provisions of this Agreement (without any requirement to post any bond or other security in connection with seeking such relief), in addition to any other remedy at law or equity, exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties hereto agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Ernest Health Parties, on the one hand, and to prevent or restrain breaches of this Agreement by the MPT Parties, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding relating to this Section 9.9, for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Section 9.9 in any court other than the aforesaid courts. For purposes of this Section 9.9, each of the parties hereto hereby consents to service of process in accordance with the terms of Section 9.8 of this Agreement.

(b) If the Closing shall not have occurred because of a breach by any of the parties of their respective obligations under this Agreement and all of the conditions to such parties’ obligations as set forth in Article 6 have either been satisfied or previously waived (or would have been satisfied or are capable of being satisfied but for such breach of such parties’ respective obligations under this Agreement), then the non-breaching parties shall have the right to a court order specifically enforcing the provisions of this Agreement to which such breach applies and, in any event, to specifically force the Closing to occur. If any of the non-breaching parties brings any action to enforce specifically the performance of the terms and provisions of this Agreement by the breaching parties, the Termination Date shall automatically be extended by (x) the amount of time during which such action is pending, plus twenty (20) Business Days or (y) such other time period established by the Delaware court presiding over such action.

9.10 Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time; provided, however, that after the execution of the Stockholder Written Consent, no amendment shall be made that by law requires further approval by the holders of the shares of the capital stock of Ernest Health without obtaining such requisite approval.

9.11 Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

9.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT ANY SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS.

9.13 No Survival.

(a) The representations and warranties of the parties set forth in this Agreement shall terminate as of the Closing, other than the representations and warranties of the Ernest Health Parties in Sections 2.1(b), 2.3(c), and 2.4(a)(ii), and the representations and warranties of the MPT Parties in Sections 3.2 and 3.3(b), each of which shall survive indefinitely.

(b) The FFC Funds hereby join in this Agreement for the purpose of making to the Buyer and MergerCo all of the representations and warranties set forth in Sections 2.1(b), 2.3(c), and 2.4(a)(ii) hereof, each of which shall survive indefinitely. The FFC Funds shall be jointly and severally liable for any Losses arising out of any breach of any of the representations and warranties made in such sections, including, without limitation, with respect to all reasonably attorney fees incurred by any of the MPT Parties or their respective Affiliates in connection therewith.

9.14 Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

9.15 Exhibits within Exhibits. All exhibits or schedules referenced within any of the Exhibits attached hereto, which are not otherwise attached in an agreed upon form to such Exhibit, this Agreement, or the Merger Agreement, shall be mutually agreed to by the parties.

9.16 Miscellaneous. This Agreement, together with the Schedules and Exhibits hereto, and any documents executed by the parties simultaneously herewith or pursuant thereto, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution of this Agreement and any termination of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and, except as expressly set forth herein, is not intended to confer upon any other Person any rights or remedies hereunder. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or “PDF” transmission.

[Remainder of this page intentionally blank; Signature pages follow.]

LIST OF ANNEX AND EXHIBITS

Annex A	Defined Terms

Exhibit A-1	Legal Description of Owned Land

Exhibit A-2	Legal Description of Wyoming Leased Land

Exhibit B	Form of Real Property Master Lease Agreement

Exhibit C	Form of Real Property Master Sublease Agreement

Exhibit D	Form of Real Estate Loan Agreement

Exhibit E	Form of Ernest Health Guaranty

Exhibit F	Form of JV Entity Guaranty

Exhibit G	Form of EHI Subsidiaries’ Guaranty

Exhibit H	Form of Security Agreement

Exhibit I	Form of Ernest Health Pledge Agreement

Exhibit J	Form of JV Pledge Agreement

Exhibit K	Form of Noncompetition Agreements

Exhibit L	Form of Environmental Indemnities

Exhibit M	Subordination of Management Agreement

Exhibit N	Form of Bill of Sale

Exhibit O	Form of the Ground Lease Documents

ANNEX A

DEFINED TERMS

The following terms (whether or not capitalized and whether used in the singular or plural) shall have the following meanings as used in this Agreement:

“Acquired Assets” shall have the meaning set forth in Section 1.1.

“Acquisition Promissory Note” means that certain Promissory Note to be made by Mergerco in favor of the MPT TRS Entity (as the same may be amended, modified or restated), which shall evidence a loan by the MPT TRS Entity to MergerCo in the principal amount of Ninety-Three Million Two Hundred Thousand and 00/100 Dollars ($93,200,000.00), the proceeds of which shall be used to satisfy the obligations of the JV Entity and MergerCo set forth in the Merger Agreement;

“Acquisition Transaction” shall have the meaning as set forth in Section 5.6.

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Assignments of Rents and Leases” shall have the meaning as set forth in Section 6.2(h)(iv).

“Base Balance Sheet” shall have the meaning as set forth in Section 2.5(a)(ii).

“Benefit Plans” shall have the meaning as set forth in Section 2.10(a).

“Borrowers” shall have the meaning set forth in the preamble of this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, or the office of the Secretary of State of the State of Delaware, are authorized or required by law to close.

“Business Employees” shall have the meaning set forth in Section 2.11(a).

“Buyers” shall have the meaning set forth in the preamble of this Agreement.

“By-laws” shall have the meaning as set forth in Section 2.1(a).

“Cap” shall have the meaning set forth in Section 5.9(a).

“Certificate of Incorporation” shall have the meaning as set forth in Section 2.1(a).

“CIT Loan” shall have the meaning set forth in the recitals of this Agreement.

“Closing” shall have the meaning set forth in Section 1.6.

“Closing Date” shall have the meaning set forth in Section 1.6.

“Closing Statement” shall have the meaning as set forth in Section 6.2(h)(xvii).

“Code” means Internal Revenue Code of 1986, as amended.

“Collateral Assignment” shall have the meaning set forth in Section 6.2(h)(xii).

“Collateral Leases” shall have the meaning set forth in Section 1.2(g).

“Co-Located Operators” shall refer to (i) Advanced Care Hospital of Southern New Mexico, LLC, a Delaware limited liability company, located at 4441 East Lohman Avenue, Las Cruces, New Mexico 88011, (ii) Advanced Care Hospital of Northern Colorado, LLC, a Delaware limited liability company, located at 4401A Union Street, Johnston, Colorado 80534, and (iii) Rehabilitation Hospital of Mesquite, LLC, a Delaware limited liability company d/b/a Mesquite Rehab Institute, LLC, located at 1024 North Galloway Avenue, Mesquite, Texas 75149.

“Commitment Letters” shall have the meaning set forth in Section 3.4.

“Common Share” shall mean a share of Ernest Health’s Common Stock.

“Common Stock” shall mean Ernest Health’s Common Stock, par value $.01 per share. As used herein, “Common Stock” shall include any shares of Common Stock that have been issued by Ernest Health to Person(s) pursuant to restricted stock or similar agreements that impose vesting and/or repurchase or forfeiture requirements on such shares.

“Company Permits” shall have the meaning set forth in Section 2.15(a).

“Confidentiality Agreement” shall have the meaning as set forth in Section 5.3.

“Contracts” means all contractual agreements, whether written or oral, relating to or affecting the assets or the operation of the Facilities to which any of the Ernest Health Parties is a party, and all contracts, agreements or offers with regard to the development and construction of any additional healthcare facilities.

“Deeds” shall have the meaning set forth in Section 6.4(a)(i).

“Effective Date” shall have the meaning set forth in the preamble of this Agreement.

“EHI Subsidiaries” shall have the meaning set forth in the preamble of this Agreement.

“EHI Subsidiaries’ Guaranty” shall have the meaning as set forth in Section 6.2(h)(vii).

“EHI Subsidiaries’ Leases” shall have the meaning set forth in Section 1.2(g).

“Elkhorn LLC” shall have the meaning set forth in the recitals of this Agreement.

“Encumbrance” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, lien (statutory or otherwise) or preference, security interest, restrictions or easements or other encumbrance of any kind or nature whatsoever.

“Environmental Indemnities” shall have the meaning set forth in Section 6.2(h)(xv).

“Environmental Law” means each federal, state and local law and regulation relating to pollution, protection or preservation of human health or the environment, including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Materials, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials, including, without limitation, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and all similar federal, state and local environmental statutes, ordinances and the regulations, orders, or decrees now or hereafter promulgated thereunder, in each case as amended from time to time.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 4.14(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that include the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Ernest Health” shall have the meaning set forth in the preamble of this Agreement.

“Ernest Health Board” means the Board of Directors of Ernest Health.

“Ernest Health Guaranty” shall have the meaning as set forth in Section 6.2(h)(v).

“Ernest Health Material Adverse Effect” shall mean a material adverse effect on the financial condition, business, results of operations or assets of, Ernest Health and the EHI Subsidiaries, taken as a whole, except for any such effects resulting from or relating to (i) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement or the matters set forth in the Schedules, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers, employees or any matter described in the Schedules, (ii) changes in general business, economic or financial market conditions, so long as such change does not adversely affect the Ernest Health Parties, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which they operate, (iii) changes in national or international political or social conditions (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) so long as such change does not adversely affect Ernest Health Parties, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which they operate, (iv) the failure of Ernest Health to achieve any periodic earnings, revenue, expense or other estimated projections or budget, (v) changes to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index) so long as such change does not adversely affect the Ernest Health Parties, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which they operate, (vi) changes in conditions generally applicable to businesses in the same or similar industries as Ernest Health Parties, so long as such change does not adversely affect the Ernest Health Parties, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which they operate; (vii) changes in laws, regulations, rules, ordinances, policies, mandates, guidelines or other requirements of any Governmental Body applicable to the Ernest Health Parties; and (viii) changes in GAAP or its application.

“Ernest Health Parties” shall have the meaning set forth in the recitals of this Agreement.

“Ernest Health Parties’ Representative” shall have the meaning set forth in Section 8.1.

“Ernest Health Pledge Agreement” shall have the meaning as set forth in Section 6.2(h)(ix).

“ESA Reports” means, individually and collectively, (i) those certain Phase I Environmental Site Assessments prepared for Ernest Health by Terracon Consultants, Inc. with respect to each Property (dated as of different dates during 2010) and made available to MPT Parties and/or Lender prior to the Effective Date and (ii) any other environmental site assessments with respect to a Property obtained by the MPT Parties prior to Closing pursuant to Section 5.2(b) hereof.

“Excluded Assets” shall have the meaning set forth in Section 1.2.

“Excluded Liabilities” shall have the meaning set forth in Section 1.5.

“Facilities” shall have the meaning set forth in the recitals of this Agreement.

“FFC Funds” shall have the meaning set forth in the preamble of this Agreement.

“Financed Assets” shall have the meaning set forth in Section 1.1.

“Financial Statements” shall have the meaning as set forth in Section 2.5(a).

“Financing Documents” shall have the meaning as set forth in Section 2.1(b).

“Fixtures” shall mean all permanently affixed non-medical equipment, machinery, fixtures, and other items of real property, including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, and built-in vacuum, cable transmission, oxygen and similar systems, all of which, to the greatest extent permitted by law, are hereby deemed by the parties to constitute real estate, together with all replacements, modifications, alterations and additions thereto.

“GAAP” shall mean U.S. generally accepted accounting principles, as applied on a basis that is consistent with the Ernest Health Parties’ Financial Statements.

“Governmental Body” shall mean any United States federal, state or local, or any supra-national or non-U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body, including the Securities and Exchange Commission.

“Government Programs” shall mean the government programs under Title XVIII of the Social Security Act (“Medicare”), Title XIX of the Social Security Act (“Medicaid”) and the TRICARE/CHAMPUS Program.

“Ground Lease” shall have the meaning set forth in Section 1.1.

“Ground Lease Documents” shall have the meaning set forth in Section 6.4(a)(iii).

“Ground Leased Real Property” shall have the meaning set forth in the recitals of this Agreement.

“Hazardous Materials” any substance deemed hazardous under any Environmental Law, including, without limitation, asbestos or any substance containing asbestos, the group of organic compounds known as polychlorinated biphenyls, flammable explosives, radioactive materials, infectious wastes, biomedical and medical wastes, chemicals known to cause cancer or reproductive toxicity, lead and lead-based paints, radon, pollutants, effluents, contaminants, emissions or related materials and any items included in the definition of hazardous or toxic wastes, materials or substances under any Environmental Law.

“Health Benefit Laws” shall mean laws relating to the licensure, certification, qualification or authority to transact business relating to the provision of, or payment for, or both the provision of and payment for, health benefits, health care or insurance coverage, including ERISA, COBRA, HIPAA, SCHIP, Medicare, Medicaid, CHAMPUS/TriCare, and laws relating to the regulation of workers compensation, utilization review, third party administrative services, case management and coordination of benefits.

“Health Compliance Laws” shall mean all applicable laws pertaining to billing, kickbacks, false claims, self-referral, claims processing, marketing, HIPAA security standards for the storage, maintenance, transmission, utilization and access to and privacy of patient information, and HIPAA and state standards for electronic transactions and data code sets, including, without limitation, the False Claims Act (31 U.S.C. Section 3729 et seq.), the Anti-Kickback Act of 1986 (41 U.S.C. Section 51 et seq.), the Federal Health Care Programs Anti-Kickback Statute (42 U.S.C. Section 1320a-7a(b)), the Stark Law, the Civil Monetary Penalties Law (42 U.S.C. Section 1320a-7a), or the Truth in Negotiations (10 U.S.C. Section 2304 et seq.), Health Care Fraud (18 U.S.C. Section 1347), Mail Fraud (18 U.S.C Section 1341), Wire Fraud (18 U.S.C. Section 1343), Theft or Embezzlement (18 U.S.C. Section 669), Fraud and False Statements (18 U.S.C. Section 1001), False Statements Relating to Health Care Matters (18 U.S.C. Section 1035), and any other applicable federal health care law or equivalent state statutes or any rule or regulation promulgated by a Governmental Body with respect to any of the foregoing, as any of the same may be amended, modified and/or restated from time to time.

“Healthcare Laws” shall mean Health Benefit Laws, Health Compliance Laws and Information Privacy and Security Laws.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended, and its implementing regulations.

“Improvements” means the Facilities and all other buildings, improvements, structures and Fixtures located on the Land (either on the date of this Agreement or on the Closing Date), including without limitation, landscaping, parking lots and structures, roads, drainage and all above ground and underground utility structures, equipment systems and other so-called “infrastructure” improvements.

“Indebtedness” shall mean (i) any indebtedness of any of the Ernest Health Parties for borrowed money and accrued but unpaid interest, premiums and penalties relating thereto, (ii) any indebtedness of any of the Ernest Health Parties evidenced by a note, bond, debenture or other similar security, (iii) any lease that has been accounted for as a capital lease on the balance sheet of any of the Ernest Health Parties, as applicable, prepared in accordance with GAAP and (iv) any indebtedness referred to in clauses (i) through (iii) above of any Person which is either guaranteed by, or secured by an Encumbrance upon any property or asset owned by, any of the Ernest Health Parties; provided, however, that for the avoidance of doubt, Indebtedness shall exclude the amount of the Company Transaction Expenses (as defined in the Merger Agreement), and shall further exclude the CIT Loan if and to the extent the CIT Loan is satisfied out of the proceeds payable to any of the Ernest Health Parties pursuant to this Agreement.

“Individual Purchase Price” shall have the meaning set forth in Section 1.8.

“Individual Real Estate Loan Amount” shall have the meaning set forth in Section 1.8.

“Information Privacy or Security Laws” shall mean the HIPAA Laws and any other laws concerning the privacy and/or security of Personal Information, including but not limited to the Gramm-Leach-Bliley Act, state data breach notification laws, state health information privacy laws, the Federal Trade Commission Act and state consumer protection laws.

“Insurance Policies” shall have the meaning as set forth in Section 2.14.

“Intellectual Property” shall mean (i) patents, registered and unregistered trademarks and service marks, brand names, trade names, domain names, copyrights, designs and trade secrets and (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs.

“IRF Operators” shall mean, collectively:

(a)	Elkhorn Valley Rehabilitation Hospital, LLC, a Delaware limited liability company;

(b)	Greenwood Regional Rehabilitation Hospital LLC, a South Carolina limited liability company;

(c)	Mountain Valley Regional Rehabilitation Hospital, Inc., a Delaware corporation;

(d)	New Braunfels Regional Rehabilitation Hospital, Inc., a Delaware corporation;

(e)	Northern Colorado Rehabilitation Hospital, Inc., a Colorado corporation;

(f)	South Texas Rehabilitation Hospital, LP, a Delaware limited partnership;

(g)	Rehabilitation Hospital of Mesquite, LLC, a Delaware limited liability company;

(h)	Rehabilitation Hospital of Southern New Mexico, Inc., a Delaware corporation; and

(i)	Spartanburg Rehabilitation Institute, Inc., a Delaware corporation f/k/a Regional Rehabilitation Hospital, Inc.

“Joint Commission” shall mean The Joint Commission, formerly known as the Joint Commission on Accreditation of Healthcare Organizations.

“JV Entity” shall have the meaning as set forth in the recitals of this Agreement.

“JV Entity Guaranty” shall have the meaning as set forth in Section 6.2(h)(vi).

“JV Entity Pledge Agreement” shall have the meaning as set forth in Section 6.2(h)(x).

“Knowledge” or “Knowledge of the Ernest Health Parties” shall mean with respect to the Ernest Health Parties, the actual knowledge of a particular fact or matter, after due inquiry, of Darby Brockette, Keith Longson, Coe Schlicher, Tony Hernandez, David Fuller, or Denise Kann.

“Labor Proceeding” shall have the meaning as set forth in Section 2.11(e).

“Land” shall have the meaning set forth in the recitals of this Agreement.

“Law” means any federal, state or local statute, rule, regulation, ordinance, order, code, policy or rule of common law, now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof by a Governmental Body or otherwise, including, without limitation, any judicial or administrative order, consent, decree or judgment.

“Leasing Documents” shall have the meaning set forth in the recitals of this Agreement.

“Lenders” shall have the meaning set forth in the preamble of this Agreement.

“Liability” or “Liabilities” shall mean any direct or indirect liabilities, Indebtedness, commitments, obligations, duties or responsibilities of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured due or to become due, asserted or unasserted or known or unknown and regardless of whether it is accrued or required to be accrued or disclosed pursuant to GAAP.

“Licenses” shall mean all notifications, licenses, permits, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Body (including, without limitation, all provider agreements), and applications, amendments and modifications of any of the foregoing.

“Litigation” shall mean any litigation, claims, disputes, suits, actions, proceedings, inquiries, arbitration, mediation, or investigations.

“LTCH Operators” shall mean, collectively:

(a)	Advanced Care Hospital of Montana, Inc., a Delaware corporation;

(b)	Advanced Care Hospital of Northern Colorado, LLC, a Delaware limited liability company;

(c)	Advanced Care Hospital of Southern New Mexico, LLC, a Delaware limited liability company.

(d)	Laredo Specialty Hospital, LP, a Delaware limited partnership;

(e)	Mesquite Specialty Hospital, LP, a Delaware limited partnership;

(f)	Northern Idaho Advanced Care Hospital, Inc., a Delaware corporation;

(g)	Southwest Idaho Advanced Care Hospital, Inc., a Delaware corporation; and

(h)	Utah Valley Specialty Hospital, Inc., a Delaware corporation.

“Losses” shall mean any and all losses, damages, awards, judgments, costs and expenses actually suffered or incurred by a Person; provided, that Losses shall not include any consequential, incidental or indirect damages, diminution in value damages, lost profits or punitive, special or exemplary damages, and in particular, without limitation, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses.

“Management Company” means Guiding Health Management Group, LLC, a Delaware limited liability company.

“Management Subordination” shall have the meaning set forth in Section 6.2(h)(xvi).

“Material Contracts” shall have the meaning as set forth in Section 2.12(b).

“Merger” shall mean the merger contemplated in the Merger Agreement.

“Merger Agreement” shall have the meaning set forth in the recitals of this Agreement.

“MergerCo” shall have the meaning set forth in the recitals to this Agreement.

“MPT Material Adverse Effect” shall mean a material adverse effect on the financial condition, business, results of operations or assets, of the MPT Parties, taken as a whole, except for any such effects resulting from or relating to (i) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement or the matters set forth in the Schedules, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers, employees or any matter described in the Schedules, (ii) changes in general business, economic or financial market conditions, so long as such change does not adversely affect the MPT Parties or their Affiliates, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which they operate, (iii) changes in national or international political or social conditions (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) so long as such change does not adversely affect the MPT Parties or their Affiliates, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which they operate, (iv) changes to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index) so long as such change does not adversely affect the MPT Parties or their Affiliates, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which they operate, (v) changes in conditions generally applicable to businesses in the same or similar industries as the MPT Parties and their Affiliates, so long as such change does not adversely affect the MPT Parties or their Affiliates, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which they operate; (vi) changes in laws, regulations, rules, ordinances, policies, mandates, guidelines or other requirements of any Governmental Body applicable to the MPT Parties and their Affiliates; and (vii) changes in GAAP or its application.

“MPT Operating Partnership” shall have the meaning set forth in Section 3.4.

“MPT Parties” shall have the meaning set forth in the preamble of this Agreement.

“MPT Representative” shall have the meaning as set forth in Section 8.2.

“MPT TRS Entity” shall have the meaning set forth in the recitals of this Agreement.

“MPT TRS Entity Subsidiaries” means, collectively, (i) MPT of Johnstown Hospital, LLC, a Delaware limited liability company, (ii) MPT of Post Falls Hospital, LLC, a Delaware limited liability company, (iii) MPT of Boise Hospital, LLC, a Delaware limited liability company, (iv) MPT of Billings Hospital, LLC, a Delaware limited liability company, (v) MPT of

Greenwood Hospital, LLC, a Delaware limited liability company, (vi) MPT of Comal County Hospital, LLC, a Delaware limited liability company, (vii) MPT of Mesquite Hospital, LLC, a Delaware limited liability company, (viii) MPT of Laredo Hospital, LLC, a Delaware limited liability company, (ix) MPT of Provo Hospital, LLC, a Delaware limited liability company, and (x) MPT of Casper Hospital, LLC, a Delaware limited liability company.

“Noncompetition Agreements” shall have the meaning as set forth in Section 6.2(h)(xi).

“OFAC” shall have the meaning as set forth in Section 2.19(a).

“Option” means each option to acquire Common Shares in Ernest Health under Ernest Health’s 2004 Stock Option Plan, as amended to date.

“Ordinary Course of Business” means the ordinary course of business of Ernest Health and the EHI Subsidiaries consistent with past practice.

“Owned Facility” and “Owned Facilities” shall each have the meaning set forth in the recitals of this Agreement.

“Owned Land” shall have the meaning set forth in the recitals of this Agreement.

“Owned Property” shall have the meaning set forth in the recitals of this Agreement.

“Owned Real Property” shall have the meaning set forth in the recitals of this Agreement.

“Parties.” shall have the meaning set forth in the preamble of this Agreement.

“Patriot Act” shall have the meaning as set forth in Section 2.19(a).

“Payor Contract” shall have the meaning as set forth in Section 2.16(e).

“Permitted Encumbrance” shall mean each of (a) Encumbrances for or arising from current taxes not yet due and payable or which are being contested in good faith by appropriate proceedings; (b) carriers’, warehousemens’, mechanics’, landlords’, materialmens’, repairmens’ or other similar Encumbrances arising in the Ordinary Course of Business with respect to the Schedule 4.4 Projects; (c) Encumbrances on any tangible personal property acquired or held by Ernest Health or the EHI Subsidiaries in the Ordinary Course of Business, securing indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such property; (d) Encumbrances securing capital lease obligations with respect to tangible personal property; (e) easements, covenants, conditions and other restrictions, in each such case, of public record; (f) matters set forth in the Title Commitments issued by the Title Company in accordance with this Agreement (excluding liens in respect of borrowed money); (g) matters disclosed on the Surveys delivered pursuant to this Agreement; and (f) other matters, encumbrances and defects that would not otherwise cause the Property to be no longer “marketable” or are otherwise approved by the MPT Parties in writing.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended).

“Personal Information” shall mean the information pertaining to an individual that is regulated or protected by one or more of the Information Privacy and Security Laws.

“Personal Property” shall have the meaning set forth in Section 2.7(a).

“Personal Property Leases” shall have the meaning set forth in Section 2.7(c).

“Physician” shall have the meaning as defined in the Stark Law.

“Project Expenditure Period” shall have the meaning set forth in Section 4.4(a).

“Public Taking” shall have the meaning set forth in Section 2.21(e).

“Purchase Price” shall have the meaning set forth in Section 1.3.

“Real Estate Loans” shall have the meaning set forth in the recitals of this Agreement.

“Real Estate Loan Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Real Estate Loan Amount” shall have the meaning set forth in Section 1.3.

“Real Estate Loan Documents” shall have the meaning set forth in the recitals of this Agreement.

“Real Property” shall have the meaning set forth in the recitals of this Agreement.

“Real Property Master Lease Agreement” shall have the meaning as set forth in the recitals of this Agreement.

“Real Property Master Sublease Agreement” shall have the meaning as set forth in the recitals of this Agreement.

“Representatives” shall mean the directors, officers, employees, Affiliates, agents, investment bankers, financial advisors, attorneys, accountants, advisors, brokers, finders, consultants or representatives of the MPT Parties, the Ernest Health Parties, or any of their respective Affiliates, as the case may be.

“Sales” shall have the meaning set forth in the recitals of this Agreement.

“Schedule Supplement” has the meaning set forth in Section 9.2.

“Schedules” shall have the meaning as set forth in Section 9.2.

“Schedule 4.4 Projects” shall have the meaning set forth in Section 4.4(a).

“Schedule 4.4 Project Expenditure Reimbursement Amount” shall have the meaning set forth in Section 4.4(c).

“Security Agreement” shall have the meaning as set forth in Section 8.2(h)(viii).

“Sellers” shall have the meaning set forth in the preamble of this Agreement.

“Stark Law” shall mean the Ethics in Patient Referrals Act of 1989, as amended, 42 U.S.C. 1395nn.

“Stockholder Written Consent” shall mean the written consent of holders of Company Shares entitled to vote on this Agreement in an amount necessary, under applicable law and in accordance with the Delaware General Corporation Law (as amended) and Ernest Health’s Certificate of Incorporation and Bylaws, as applicable, approving and adopting this Agreement, the Transactions, the Merger Agreement, the Merger, and the other transactions contemplated hereby and thereby, and approving the appointment of the Stockholders’ Representative (as defined in the Merger Agreement).

“Subsidiaries’ Approvals” shall have the meaning ascribed thereto in the Merger Agreement.

“Subsidiary” shall mean with respect to any entity, that such entity shall be deemed to be a “Subsidiary” of another Person if such other Person directly or indirectly owns, beneficially or of record, (i) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (ii) at least a majority of the outstanding equity interests of such entity.

“Surveys” means “as-built” ALTA surveys obtained by the MPT Parties, at the MPT Parties’ expense, by an engineer or surveyor licensed in the State(s) in which the Real Property is located and which are otherwise in form and substance satisfactory to the MPT Parties, in their sole discretion.

“Tax Returns” shall mean any report, return, document or other filing (including any additional or supporting material and any amendments or supplements) required to be supplied to any Governmental Body with respect to Taxes.

“Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, imposed by any taxing authority, and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Termination Date” shall have the meaning as set forth in Section 7.1(c).

“Tenant Leases” shall have the meaning set forth in the Section 1.2(f).

“Title Commitments” means the title commitments issued by the Title Company to the applicable MPT Parties, at the MPT Parties’ expense, and pursuant to the terms of which the Title Company has committed to issue the Title Policies to the applicable MPT Parties.

“Title Company” means First American Title Insurance Company.

“Title Policies” means the ALTA owner’s leasehold and lender title insurance policies issued by the Title Company to the applicable MPT Parties, at the MPT Parties’ expense, and which insures title to the Real Property in an amount, containing such endorsements, and otherwise in such form and substance as the MPT Parties Lender may require, in their sole discretion.

“Total Development Costs” shall have the meaning set forth in Section 5.9(a).

“Transactions” shall have the meaning set forth in the recitals of this Agreement.

“Transaction Documents” means, collectively, this Agreement, the Merger Agreement, the Acquisition Promissory Note, the Real Property Master Lease Agreement, the Real Property Master Sublease Agreement, the Real Estate Loan Documents, and each other agreement entered into or document delivered in connection with the transactions contemplated by any of the foregoing.

“Warranties” All warranties, representations and guaranties with respect to any of the Acquired Assets or Financed Assets, whether express or implied, which Ernest Health or EHI Subsidiaries now holds or under which either of them is the beneficiary.

“Wyoming Facility” shall have the meaning set forth in the recitals of this Agreement.

“Wyoming Leased Land” shall have the meaning set forth in the recitals of this Agreement.

SCHEDULE 1

Sellers, Borrowers, Buyers, Lenders and Facilities

Facilities (Address)	Sellers (S)[2]
3528 Gabel Road Billings, Montana 59102	Advanced Care Hospital of Montana, Inc., a Delaware corporation ( )

4401A Union Street Johnston, Colorado 80534[3]	Northern Colorado Rehabilitation Hospital, Inc., a Colorado corporation ( )

600 North Cecil Post Falls, Idaho 83854	Northern Idaho Advanced Care Hospital, Inc., a Delaware corporation ( )

1530 Parkway Greenwood, South Carolina 29646	Greenwood Regional Rehabilitation Hospital, LLC, a South Carolina limited liability company ( )

2005 Bustamante Street Laredo, Texas 78041	Laredo Specialty Hospital, LP, a Delaware limited partnership ( )

306 West River Bend Lane Provo, Utah 84604	Utah Valley Specialty Hospital, Inc., a Delaware corporation ( )

1024 North Galloway Avenue Mesquite, Texas 75149[4]	Mesquite Specialty Hospital, LP, a Delaware limited partnership ( )

5715 E. 2nd Street Casper, Wyoming 82609	Elkhorn Valley Rehabilitation Hospital, LLC, a Delaware limited liability company

651 West Franklin Road Boise, Idaho 83709	Southwest Idaho Advanced Care Hospital, Inc., a Delaware corporation ( )

2041 Sundance Parkway New Braunfels, Texas 78130	New Braunfels Regional Rehabilitation, Inc., a Delaware corporation ( )[5]

[2]	Provo, Utah Land to be added
[3]	Also a Co-Located Facility
[4]	Also a Co-Located Facility
[5]	Titleholder to be confirmed

Facilities (Address)	Borrowers (B)
3700 North Windsong Drive Prescott Valley, Arizona 86314	Mountain Valley Regional Rehabilitation Hospital, Inc., a Delaware corporation (__)

425 East Alton Gloor Blvd Brownsville, Texas 78526	South Texas Rehabilitation Hospital, LP, a Delaware limited partnership (__)

4441 East Lohman Avenue Las Cruces, New Mexico 88011	Rehabilitation Hospital of Southern New Mexico, Inc., a Delaware corporation (__)

4441 East Lohman Avenue Las Cruces, New Mexico 88011[6]	Advanced Care Hospital of Southern New Mexico, LLC, a Delaware limited liability company ( )[7]

Facilities (Address)	Buyers (B) - (MPT Real Estate Owners)
3528 Gabel Road Billings, Montana 59102	MPT OF BILLINGS, LLC, a Delaware limited liability company ( )

4401A Union Street Johnston, Colorado 80534	MPT OF JOHNSTOWN, LLC, a Delaware limited liability company ( )

600 North Cecil Post Falls, Idaho 83854	MPT OF POST FALLS, LLC, a Delaware limited liability company ( )

1530 Parkway Greenwood, South Carolina 29646	MPT OF GREENWOOD, LLC, a Delaware limited liability company ( )

2005 Bustamante Street Laredo, Texas 78041	MPT OF LAREDO, LLC, a Delaware limited liability company ( )

306 West River Bend Lane Provo, Utah 84604	MPT OF PROVO, LLC, a Delaware limited liability company ( )

1024 North Galloway Avenue, Mesquite, Texas 75149	MPT OF MESQUITE, LLC, a Delaware limited liability company ( )

[6]	Also a Co-Located Facility
[7]	Also a Co-Located Operator

5715 E. 2nd Street Casper, Wyoming 82609	MPT OF CASPER, LLC, a Delaware limited liability company ( )

651 West Franklin Road Boise, Idaho 83709	MPT OF BOISE, LLC, a Delaware limited liability company ( )

2041 Sundance Parkway New Braunfels, Texas 78130	MPT OF COMAL COUNTY, LLC, a Delaware limited liability company ( )

Facilities (Address)	Lenders (L) -(MPT Real Estate Lenders)
3700 North Windsong Drive Prescott Valley, Arizona 86314	MPT OF PRESCOTT VALLEY [HOSPITAL], LLC, a Delaware limited liability company ( )

425 East Alton Gloor Blvd Brownsville, Texas 78526	MPT OF BROWNSVILLE [HOSPITAL], LLC, a Delaware limited liability company ( )

4441 East Lohman Avenue Las Cruces, New Mexico 88011	MPT OF LAS CRUCES [HOSPITAL], LLC, a Delaware limited liability company ( )